Exhibit 10.2

CONFIDENTIAL

OXFORD BIOMEDICA (UK) LIMITED

and

SYNCOPATION LIFE SCIENCES INC

LICENCE AND SUPPLY AGREEMENT

CONFIDENTIAL

Contents

1.	Definitions and Interpretation	1

2.	Governance	12

3.	Provision of Services	15

4.	Client Materials	18

5.	Forecasting and Ordering for Batches	20

6.	Delivery and Defective Batches	22

7.	Price and Payment	25

8.	Financial Records and Audit	28

9.	Access to Information	29

10.	Quality Audits and Inspections	30

11.	Regulatory Approvals	30

12.	Intellectual Property	31

13.	Technology Transfer	33

14.	Confidential Information	35

15.	Indemnities and Liability	40

16.	Warranties and Representations	43

17.	Duration and Termination	44

18.	General	48

SCHEDULE 1		1

SCHEDULE 2		4

SCHEDULE 3		7

SCHEDULE 4		8

CONFIDENTIAL

THIS AGREEMENT (the “Agreement”) is made on 24 day of June 2022 (“Effective Date”)

BETWEEN:

(1)

OXFORD BIOMEDICA (UK) LIMITED, a company incorporated in England and Wales with company registration number 03028927, whose registered office is at Windrush Court, Transport Way, Oxford, OX4 6LT, UK (“OXB”); and

(2)	SYNCOPATION LIFE SCIENCES INC a company incorporated in Delaware whose principal place of business is at 1900 Alameda de las Pulgas, San Mateo, CA 94403, USA (“Client”).

BACKGROUND:

(A)	OXB has extensive experience in the development and manufacture of therapeutic lentiviral vectors, including manufacturing, process development, product release and analytical technology.

(B)	Client wishes to develop and commercialise certain gene therapy products transduced using lentiviral vectors.

(C)	Client now wishes to appoint OXB to manufacture and supply to Client such vectors for clinical and potentially commercial purposes.

(D)

OXB wishes to grant and Client wishes to accept a licence under OXB’s intellectual property rights to develop and commercialise Client’s products which use vectors manufactured using OXB’s manufacturing process.

(E)	Under certain circumstances as described in this Agreement, OXB wishes to grant and Client wishes to accept the right to have the manufacturing process transferred to Client.

OPERATIVE PROVISIONS

1.	Definitions and Interpretation

1.1	Definitions. In this Agreement, the following words and expressions shall have the following meanings:

(a)	“Additional Target” means a target other than the Initial Targets which is agreed by OXB and Client in accordance with clause 2.4;

(b)	“Additional Target Fee” shall have the meaning given to it in clause 7.2;

(c)

“Affiliate” means any person, firm, trust partnership, corporation, company or other entity or combination thereof which directly or indirectly (i) controls a Party, (ii) is controlled by a Party, or (iii) is under common control with a Party. As used in this definition, the terms “control” and “controlled” will mean ownership of

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50% or more the voting rights of such entity or the power to direct the management of such entity through contract or otherwise.

(d)

“Applicable Law” means all rules, regulations, laws, statutes, guidelines, judgments and court orders of any kind whatsoever of any Regulatory Authority applicable to a Party’s activities hereunder, as amended from time to time, including of the FDA, the EMA, the European Commission, the ICH guidelines and regulations, and any other regulatory jurisdictions as agreed to in writing by both Parties;

(e)	“Arising IPR” means any Intellectual Property Rights prepared, developed, generated or derived by or on behalf of either Party in the course of the performance of its obligations under this Agreement;

(f)

“Background” means information, techniques, Know-How, software, Intellectual Property Rights and materials (regardless of the form or medium in which they are disclosed or stored) that are owned or controlled by one Party or its Affiliates prior to the Effective Date or generated by a Party independently of the activities conducted in connection with this Agreement, or which are acquired by a Party, on or after the Effective Date (other than Arising IPR) and, in each case which are provided by such Party to the other for performing this Agreement (whether before or after the Effective Date). For clarity, OXB’s Background includes the OXB Patents;

(g)	“Batch” means Vector Manufactured by OXB in a single bioreactor run;

(h)

“Batch Documentation” means with respect to a Batch, a complete and accurate copy of the Batch records, a Certificate of Analysis (if applicable), and/or a Certificate of Compliance (if applicable), and a complete and accurate copy of any other documents specified in the applicable Scope of Work as being OXB’s responsibility to provide to Client with respect to a Batch;

(i)	“Batch Fee” means the price payable by Client for a Batch, as set out in Schedule 1 (as may be adjusted in accordance with clauses 7.6 and 7.7);

(j)

“BLA” means a biologics license application filed with the US Food and Drug Administration to obtain permission to introduce, or deliver for introduction, a biologic product into interstate commerce as provided for under 21 CFR 601.2 or any comparable application filed with the Regulatory Authority of any other country;

(k)	“Business Days” means any day other than a Saturday or a Sunday on which banks are open for business in both London, United Kingdom and San Francisco, California, U.S.A.;

(l)	“Cell Line” shall have the meaning set out in clause 3.10;

(m)	“Certificate of Analysis” shall have the meaning set out in the Quality Agreement;

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(n)	“Certificate of Compliance” shall have the meaning set out in the Quality Agreement;

(o)	“CDA” means the confidentiality agreement between the Parties dated 27 October 2021;

(p)	“CGMP” shall have the meaning set out in the Quality Agreement;

(q)

“Change Order” means a document signed by both Parties setting out agreed amendments to Work Packages or termination of Work Packages, and shall include a description of work and detail any changes to the costs of such amended Work Packages and the overall Scope of Work;

(r)	“Charges In Event of Cancellation” means the cancellation charges as set out in Schedule 1;

(s)

“Claim” means losses, liabilities, damages, reasonable legal costs and other reasonable expenses of any nature whatsoever suffered or incurred in connection with any Third Party demands, claims, actions, or proceedings (whether criminal or civil, in contract, tort or otherwise);

(t)	“Client Arising IPRs” shall have the meaning set out in clause 12.5;

(u)	“Client Materials” means (a) the materials provided by or on behalf of Client to be used in the performance of Services under this Agreement, and (b) the Client Samples;

(v)	“Client Samples” means:

(i)

samples provided to OXB by or on behalf of Client solely for testing purposes of: (A) vector manufactured by a Third Party outside the scope of this Agreement and without exercise of the license in clause 12.2, clause 12.3 or clause 13.2; and (B) cell lines owned by or licensed to Client;

(ii)

any other materials generated by or on behalf of OXB to the extent they are copies, clones, and replicants of the items in sub-clause (i) (but excluding any portions of such other materials that are not copies, clones, and replicants of the items in sub-clause (i)); and

(iii)

such items in sub-clauses (i) or (ii), or portions thereof, to the extent they are included in other materials generated by or on behalf of OXB (but excluding the portions of such other materials that are not the items in sub-clauses (i) or (ii) or portions thereof).

For clarity, notwithstanding the foregoing, “Client Samples” shall not include the Vector, Licensed Product, or any cell line (other than a cell line as described in sub-clause (i) above) with which the Client Samples are used, and Client shall have

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no ownership rights or licence in respect of any such cell line as a result of the use by OXB of such Client Samples;

(w)

“Components” means all raw materials, media, excipients and materials, excluding Client Materials and Plasmids, required for the Manufacture, storage, supply and shipping of Vector in accordance with the Specification;

(x)	“Commercial Milestones” shall have the meaning given to it in Schedule 2;

(y)	“Commercial Milestone Payments” shall have the meaning given to it in Schedule 2;

(z)	“Commercialise” means any and all activities directed toward marketing, promoting, detailing, distributing, importing, exporting, selling or offering to sell;

(aa)

“Confidential Information” means all information of a confidential or proprietary nature which is obtained directly or indirectly by one Party (the “Receiving Party”) or its Affiliates, from the other Party (the “Disclosing Party”) or its Affiliates at any time during the Term, without regard to the form or manner in which such information is disclosed or obtained (including information disclosed orally or in documentary or electronic form or by way of model, or obtained by observation), and without limiting the foregoing, in addition shall include:

(i)	the existence and terms of this Agreement, for which both Parties shall be deemed to be the Receiving Party;

(ii)

Confidential Information, as such term is defined in the CDA, which information, with effect from the Effective Date, shall be deemed to be Confidential Information of the relevant Party under this Agreement and subject to the terms of this Agreement in place of the terms of the CDA with this Agreement superseding the CDA;

(iii)

Confidential Information, as such term is defined in the EPA, which information, with effect from the Effective Date, shall be deemed to be Confidential Information of the relevant Party under this Agreement and subject to the terms of this Agreement in place of the terms of the EPA with this Agreement superseding the EPA;

(iv)	the OXB Know-How and the OXB Arising IPRs for which OXB shall be deemed to be the Disclosing Party and Client the Receiving Party; and

(v)	Client Arising IPRs for which, in each case, Client shall be deemed to be the Disclosing Party and OXB the Receiving Party;

(bb)	“Defective Batch” means any CGMP Batch that (i) does not conform to the Specifications or (ii) was not Manufactured in accordance with the Quality Agreement or Applicable Law;

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(cc)	“Delivery” shall mean Vector being made available to Client by OXB in accordance with clause 6.1 and Delivered shall be construed accordingly;

(dd)	“Delivery Date” means the date upon which a Batch is available for collection by Client in accordance with clause 6.1;

(ee)	“Development Milestones” shall have the meaning given to it in Schedule 2;

(ff)	“Development Milestone Payments” shall have the meaning given to it in Schedule 2;

(gg)

“EPA” means the Early Phase Agreement between the Parties dated 9 February 2022, pursuant to which the Client and OXB commenced preliminary activities for the eventual supply by OXB of cGMP lentiviral vectors targeting Client’s GOI;

(hh)	“Facility” means:

(i)	an OXB manufacturing, laboratory and warehouse facility; and

(ii)	the facilities of a permitted subcontractor of OXB pursuant to this Agreement or the Quality Agreement;

(ii)

“First Commercial Sale” means, with respect to a given Licensed Product, the first sale or other supply to a Third Party (other than a sublicensee) on an arms’ length commercial basis of such Licensed Product by Client or an Affiliate or sublicensee of Client to a Third Party in a country:

(i)	following Regulatory Approval of such Licensed Product in that country, if a Regulatory Approval or similar marketing approval is required in such country; or

(ii)	at any time, if no such Regulatory Approval or similar marketing approval is required in such country;

(jj)	“FTE” means a full time equivalent person year (consisting of [***] hours per year);

(kk)	“GBP” and “£” mean the lawful currency of the United Kingdom;

(ll)	“GOI” means a nucleic acid sequence encoding Client’s CAR which CAR recognizes a Target;

(mm)	“IM Date” means the date upon which Manufacture of a Batch is initiated;

(nn)	“Indicative Forecast” shall have the meaning set out in clause 5.4;

(oo)	“Initial Fee” means the upfront fee pursuant to clause 7.1 and set out in Schedule 2;

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(pp)	“Initial Target” means CD22, including, wildtype, isoform, modified, variant and mutant versions thereof;

(qq)

“Intellectual Property Rights” means all rights in patents, rights to inventions, copyright and related rights, rights in trade marks, trade names and domain names, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions (for their full term) of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

(rr)

“Know-How” means unpatented technical information that is not in the public domain (including, without limitation, information comprising or relating to inventions, discoveries, concepts, methodologies, models, research, development and testing procedures, the results of experiments, tests and trials, manufacturing processes, techniques and specifications, quality control data, analyses, reports and submissions);

(ss)	“Licensed Product” means T cells transduced with a Vector;

(tt)

“Manufacture”, “Manufactured” and “Manufacturing” means the steps, Processes and activities used by OXB to produce any Vector for clinical supply, including the manufacturing, processing, packaging, labelling, validation, testing, release and preparation for Delivery of Vector.

(uu)	“Manufacturer’s Certification” means OXB’s CGMP certification of a Batch by a qualified person of OXB;

(vv)	“Manufacturing Slot” means a scheduled period during which OXB will Manufacture a Batch of Vector at a Facility;

(ww)	“Manufacturing Slot Deposit” shall have the meaning set out in Schedule 1;

(xx)

“Master Production Batch Record” means the technical documents that define the Manufacturing procedures and associated materials for a specific part of the Manufacturing process, as approved by both Parties and as amended by the Parties in writing from time to time;

(yy)	“Milestone Payment” means one of the milestone payments set out in Schedule 2;

(zz)

“Net Sales” means the gross amounts billed or invoiced by Client or any of its Affiliates or sublicensees (each a “Selling Party”), excluding distributors and wholesalers, for any Licensed Product that is sold or otherwise supplied on a commercial basis to Third Parties other than sublicensees less the following items to the extent that they are actually paid, allowed or granted:

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(i)	reasonable and customary trade, quantity and cash and other reasonable and customary discounts;

(ii)	amounts repaid or credited by reasons of defects, rejections, recalls returns, spoilage, damage, expiration or for price adjustments or billing errors;

(iii)	rebates and chargebacks and retroactive price reductions to any non-sublicensee Third Party (including, without limitation, Medicare, Medicaid, Managed Healthcare and similar types of rebates);

(iv)	amounts provided or credited to non-sublicensee Third Parties through coupons and other discount programs;

(v)

freight and other transportation charges for the delivery of Licensed Products, including insurance and other charges or fees directly related to the handling or distribution of Licensed Products, in each case only to the extent such charges have been separately invoiced to the relevant non-sublicensee Third Party;

(vi)

solely to the extent included in such gross amounts billed or invoiced, taxes (including, but not limited to sales, value added, consumption and similar taxes), duties or other similar governmental charges imposed and actually paid on the sale, transportation, import, export, delivery or use of Licensed Products, including any amounts payable under the Affordable Care Act; and

(vii)

amounts reserved and credited for uncollectable accounts with respect to invoiced amounts determined in a manner consistent with the Selling Party’s internal accounting practices, consistently applied, provided that, to the extent such uncollectible amounts are actually received, the same shall be included in Net Sales; and

(viii)	other deductions taken in accordance with the IFRS or GAAP in a manner consistent with the Selling Party’s normal practices.

For the avoidance of doubt, none of the above items should be deducted from the gross invoice price in order to arrive at the calculation of Net Sales unless they are normally deducted from the gross invoice price in the reporting of revenues in accordance with IFRS or GAAP in a manner consistent with the Selling Party’s normal practices used to prepare its audited financial statements for internal and external reporting purposes.

For purposes of determining Net Sales, transfers or dispositions, at or below cost, for charitable applications (including patient assistance programs), development applications (including for non-clinical, clinical research or regulatory purposes) or as commercial samples shall not be included in Net Sales. Sales between or among Client and its Affiliates and sublicensees shall be disregarded for purposes of calculating Net Sales.

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In the event that a Licensed Product is sold or otherwise supplied on an arm’s length commercial basis to Third Parties other than sublicensees together with one or more Other Products (whether in a single package or in the same therapeutic formulation) for a single price (a “Combination”), Net Sales of such Licensed Product shall be calculated by multiplying the actual Net Sales of the Combination by the fraction A/(A+B), where “A” is the sales price in such country of such Licensed Product sold separately in the same dosage amount or quantities as in the Combination and “B” is the sales price in such country of such Other Product sold separately in the same dosage amount or quantities as in the Combination. As used herein, “Other Product” means any therapeutically active pharmaceutical ingredient other than the therapeutically active pharmaceutical ingredient(s) of the Licensed Product.

In the event that such Other Product is not sold separately (but such Licensed Product is), the Net Sales of such Licensed Product shall be calculated by multiplying the actual Net Sales of such Combination by the fraction A/C, where “A” is the sales price in such country for such Licensed Product in the same dosage amount or quantities as in the Combination, and “C” is the sales price in such country for the Combination.

In the event that such Licensed Product is not sold separately, the portion of the gross amount invoiced for such Combination that is attributable to Net Sales for purposes of royalty determination shall be mutually agreed by the Parties in good faith to reasonably reflect the fair value of the contribution of the Licensed Product in the Combination to the total market value of such Combination. In the event the Parties are unable despite such good faith efforts to agree with respect to such allocation, then the Senior Officers shall appoint an appropriately qualified independent expert to determine the same (whose decision shall be binding and whose costs shall be shared equally by the Parties).

If any Licensed Product is sold or otherwise supplied other than on normal arms-length commercial terms exclusively for money, the Net Sales of the Licensed Product supplied shall be whichever is the higher of:

(i)	the Fair Market Value of such Licensed Products; or

(ii)	the actual price at which the Licensed Product was sold,

where “Fair Market Value” shall mean the value of the Licensed Product sold to similar Clients in countries with similar pricing and reimbursement structures and for similar quantities.

(aaa)	“OXB Arising IPRs” shall have the meaning attributed to it in clause 12.5;

(bbb)	“OXB Patent” means:

(i)	the patent applications and patents identified in Schedule 4 (as may be updated by the Parties from time to time in accordance with clause 12.2(c))

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and any patents that issue on said applications and the foreign equivalents of any of the foregoing; and

(ii)

all provisionals, divisions, substitutions, continuations, continuations-in-part to the extent any claims thereof are fully supported by another patent application identified in sub-clause (i), renewals claiming priority in whole or in part to a patent or patent application identified in clause (ii), extensions, reissues, reexaminations and the like of any of the patents identified in the foregoing sub-clause (i) and the foreign equivalents of any of the foregoing.

(ccc)	“Parties” means OXB and Client and “Party” shall mean either of them;

(ddd)

“Pass-Through Costs” means any out-of-pocket external costs (a) actually incurred by OXB in carrying out the Manufacturing and Services, including Technology Transfer, under and in accordance with an estimate pre-approved by Client or (b) that are agreed by the Parties in a schedule hereto or identified in the relevant Work Orders (including where the Work Order contains an estimate for such costs, the final costs reasonably and actually incurred by OXB to the extent not exceeding such estimate unless otherwise approved by Client) and will include without limitation the costs of Plasmids for both research and the Manufacture of CGMP grade Vector, and in each case shall not include those costs included in the Batch Fee. For the avoidance of doubt, OXB shall not have an obligation to incur Pass-Through Costs that are not pre-approved by Client;

(eee)

“Phase 2/3 Clinical Trial” means a human clinical trial involving a sufficient number of subjects that, prior to commencement of the trial or at any other defined point in the trial, satisfies both of the following ((i) and (ii)):

(i)

such trial is designed to (i) establish that the Licensed Product is safe and efficacious for its intended use, and (ii) define and determine warnings, precautions, and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed, which trial is intended to support Regulatory Approval in any country; and

(ii)

such trial is or becomes sufficient for filing an application for Regulatory Approval in any country, as evidenced by (i) an agreement with or statement from the relevant Regulatory Approval on a special protocol assessment or equivalent, or (ii) other guidance or minutes issued by the relevant Regulatory Approval, for such registration trial;

(fff)

“Pivotal Clinical Trial” means a pivotal human clinical trial conducted in a sufficient number of patients to establish safety or efficacy in the particular indication tested, the data and results of which are intended to be used as part of a basis for seeking Regulatory Approval in any country;

(ggg)	“Plasmids” means the plasmids required to Manufacture Vector, including genome and packaging components;

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(hhh)

“Process” means the processes and procedures used to Manufacture Vector in accordance with the Master Production Batch Record, including all protocols and SOPs referenced therein. “Process” will not include any process, Facility design or SOPs generated or used in the course of performing services that are generally applicable to OXB’s business, such as in connection with the operation of any of its Facility and/or equipment, and that a reasonable contract manufacturing organisation skilled in the art would be expected to have in place for the operation of its own facility;

(iii)	“Project Manager” shall have the meaning set out in clause 2.1;

(jjj)	“Quality Agreement” shall have the meaning set out in clause 3.3;

(kkk)

“Regulatory Approval” means all technical, medical, and scientific licenses, registrations, authorisations, consents, and approvals of any Regulatory Authority, necessary for the use, development, manufacture, and commercialisation of a Vector in a given regulatory jurisdiction;

(lll)

“Regulatory Authority” means any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the manufacture, production, use or storage or transport, of any Vector or Licensed Product, including the FDA, the EMA, and the European Commission (and any successor agencies), in (i) the United States of America, (ii) the United Kingdom, (iii) the European Union, and (iv) such other territories as may be mutually agreed to by the Parties in writing;

(mmm)	“Regulatory Milestones” shall have the meaning given to it in Schedule 2;

(nnn)	“Regulatory Milestone Payments” shall have the meaning given to it in Schedule 2;

(ooo)	“Representatives” shall have the meaning set out in clause 14.2;

(ppp)	“Royalties” shall have the meaning set out in clause 7.11;

(qqq)	“Sample” means any sample of Vector for analytics, retention, stability studies or other non-clinical purpose;

(rrr)

“Scope of Work” means a document signed by both Parties setting out the agreed Services for each Target to be provided by OXB to Client under this Agreement which shall include a description, the duration, and the cost of the Services and individual Work Package(s). Agreed Scopes of Work shall be incorporated into and form part of this Agreement and may be modified from time to time by a Change Order or a Work Order;

(sss)	“Service Fee” shall mean the fees and other payments and costs for the Services other than Batch Manufacturing Services (which shall be charged in accordance with the Batch Fee);

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(ttt)	“Services” shall mean any Manufacturing services or other services to be performed by OXB described in any Scope of Work;

(uuu)	“Senior Officers” means for OXB, the CEO or designee and for Client, the CEO or designee;

(vvv)	“SOPs” means the written standard operating procedures and methods of OXB, as the same may be amended, in OXB’s sole discretion from time to time;

(www)

“Specification” means with respect to each Vector, the tests, analytical methods and appropriate acceptance criteria and attributes for such Vector as agreed from time to time in writing by Client and OXB;

(xxx)	“Strategic Collaborator” means a Third Party to whom Client has granted a right or license to research, develop, or Commercialise the Licensed Products.

(yyy)	“Supply Term” shall have the meaning set out in clause 17.1(b);

(zzz)	“Target” means an antigen recognised by the Client’s CAR and shall be the Initial Targets and any Additional Targets or any of them individually;

(aaaa)

“Technology Transfer” means the technology transfer (including technical training at an OXB site pertaining to the Process) reasonably necessary for properly skilled personnel of Client or its designee to manufacture the Vector in accordance with the Process using some or all of OXB’s Intellectual Property Rights pursuant to the licence granted under clause 12.3;

(bbbb)	“Technology Transfer Event” has the meaning set out in Schedule 2:

(cccc)	“Technology Transfer Milestone” shall have the meaning set out in Schedule 2;

(dddd)	“Technology Transfer Milestone Payments” shall have the meaning set out in Schedule 2;

(eeee)	“Term” shall have the meaning set out in clause 17.1(a);

(ffff)

“Testing Expert” means a qualified independent third party testing expert or laboratory reasonably acceptable to both Parties by written agreement to evaluate, with respect to a Batch, whether or not such Batch is a Defective Batch and/or the root cause of the same;

(gggg)	“Third Party” means any party other than Client and OXB and their respective Affiliates;

(hhhh)	“[***]” means [***];

(iiii)	“USD” or “US$” means the lawful currency of the United States;

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(jjjj)

“Valid Claim” means a claim of (i) an unexpired and issued patent, or (ii) a pending patent application, that has not been disclaimed, revoked, or held invalid, un-patentable or unenforceable by an administrative agency, court or other government agency of competent jurisdiction in a final and non-appealable decision (or a decision un-appealed within the time limit allowed for appeal), and which has not been admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, each within the OXB Patents. Notwithstanding the foregoing, if such a claim of a pending patent application has not issued as a claim of a patent within [***] after the filing date from which such claim takes priority, such claim shall not be a Valid Claim for the purposes of this Agreement, unless and until such claim issues as a claim of an issued patent (from and after which time the same shall be deemed a Valid Claim subject to this clause);

(kkkk)

“Vector” means lentiviral vectors delivering the GOI that are Manufactured by (i) OXB or a permitted subcontractor; or (ii) by or on behalf of Client following a Technology Transfer pursuant to clause 13;

(llll)	“Work Order” means a document signed by both Parties setting out new Work Packages to be added to a Scope of Work including Manufacturing Work Packages;

(mmmm)	“Work Package” means the work identified as a discrete work package in a Scope of Work, Change Order or Work Order thereto; and

(nnnn)	“Year” means a calendar year starting on 1 January and ending on 31 December.

1.2	Interpretation. In this Agreement:

(a)	unless otherwise specified, references to clauses and schedules are to the clauses and schedules of this Agreement;

(b)

the words “include”, “including” and “in particular” are to be construed as being by way of illustration or emphasis only and are not to be construed so as to limit the generality of any words preceding them;

(c)	the words “other” and “otherwise” are not to be construed as being limited by any words preceding them;

(d)	headings are used for convenience only and do not affect its interpretation; and

(e)	a reference to the singular includes a reference to the plural and vice versa and a reference to any gender includes a reference to all other genders.

2.	Governance

2.1

Representatives. Within [***] of the Effective Date, each of OXB and Client shall appoint an employee as a project manager to oversee their respective obligations under this Agreement (each a “Project Manager”). Unless agreed otherwise between the Parties in writing, all communications between OXB and Client regarding the conduct of OXB’s

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day-to-day performance will be with the respective Party’s Project Manager. A Party may change its Project Manager at any time by providing written notice to the other Party.

2.2	Steering Committee

(a)

Steering Committee. Unless otherwise mutually agreed by the Parties, within [***] after the Effective Date, the Parties shall establish a steering committee (the “Steering Committee”) by each Party designating and notifying the other Party of its initial members to serve on the Steering Committee. The Steering Committee will remain in place until the termination or expiry of the Term and, unless otherwise agreed in writing between the Parties, will be disbanded at the end of such period.

(b)	Role of Steering Committee. The Steering Committee shall lead and oversee the performance of OXB under this Agreement and, subject to clause 2.2(g), shall be responsible for and have authority for:

(i)	providing a forum for strategic decision-making;

(ii)	reviewing performance under this Agreement;

(iii)	resolving any disputes referred to it by the Project Team (subject to clause 2.2(g)); and

(iv)	making such other determinations as are expressly delegated to it under the terms of this Agreement.

(c)

Membership. Unless otherwise mutually agreed by the Parties, the Steering Committee shall consist of two senior personnel of OXB and two senior personnel of Client, in each case with authority to make decisions for the appointing Party on issues within the mandate of the Steering Committee and shall additionally include each Party’s Project Manager. Each member shall have the appropriate background and expertise to contribute to the Steering Committee. Each Party may change its members on the Steering Committee from time to time by providing notice in writing to the other Party. Either Party may, from time to time, invite additional representatives or consultants, who are not Steering Committee members but who have knowledge and/or experience in relation to the performance of the collaboration between the Parties, to attend Steering Committee meetings. Prior to attendance of any Steering Committee meeting all attendees must be bound by confidentiality obligations at least as protective to the other Party’s Confidential Information as the terms set out in clause 14.

(d)

Co-Chairpersons. Each Party shall appoint one of its members to co-chair Steering Committee meetings (each a “Co-Chairperson”). The Co-Chairpersons shall attend meetings, ensure the orderly conduct of meetings, and ensure that written minutes of each meeting are taken and issued to each of the Parties.

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(e)

Meetings. The Steering Committee shall meet as often as agreed by the Co-Chairpersons, but in no event less than once quarterly. Such meetings may be conducted by telephone, videoconference or in person as determined by the Co-Chairpersons. Each Party may also call for special meetings of the Steering Committee with reasonable prior notice (it being agreed that at least [***] shall constitute reasonable notice unless it is mutually agreed by the Parties that both criticality and timing of the proposed topic warrant sooner), to resolve particular matters within the decision-making responsibility of the Steering Committee. Meetings of the Steering Committee shall be effective only if at least one (1) representative of each Party is present and participating as a Co-Chairperson.

(f)

Decision-Making. The Steering Committee will endeavour to make decisions by consensus of the Co-Chairpersons with each Party having one (1) vote. If a dispute or failure to agree arises which cannot be resolved within the Steering Committee, the Steering Committee shall cause such dispute or failure to agree to be referred to the Senior Officers (or their respective delegates) for resolution. The Senior Officers (or their respective delegates) shall attempt in good faith to resolve such dispute or failure to agree. In the event that the Senior Officers (or their respective delegates) have been unable to resolve such dispute within [***] of the dispute being referred to them, either Party may seek resolution of the dispute in accordance with clauses 18.13 and 18.14.

(g)

Limits. The Steering Committee shall only have the powers assigned expressly to it in this Agreement. Notwithstanding any provision to the contrary, the Steering Committee shall not have any power to amend or modify the provisions of this Agreement, including any Scope of Work, Work Order or Change Order, or to waive compliance with this Agreement, including any Scope of Work, Work Order or Change Order, and each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion shall be delegated to or vested in the Steering Committee.

2.3	Project Team

(a)

Within [***] after the Effective Date the Parties will establish a project team (“Project Team”) which shall consist of each Party’s Project Manager and such other employees, or, subject to the approval of the other Party, representatives or consultants of a Party as considered necessary to attend by such Party’s Project Manager. Prior to attendance of any Project Team meeting all such employees, representatives and consultants of a Party must be bound by confidentiality obligations at least as protective to the other Party’s Confidential Information as the terms set out in clause 14. The Project Team shall:

(i)	provide a forum for, and facilitate, communications between the Parties with respect to the provision of Services by OXB;

(ii)	have operational responsibility for co-ordinating the performance of the Work Packages;

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(iii)

have responsibility for amending or terminating existing Work Packages, and establishing new Work Packages; provided however that any new or amended Work Packages or any termination of a Work Packages must be mutually agreed to in a written document executed by an authorised representative of each Party in order to become effective; and

(iv)

shall be responsible for initial dispute resolution and in the event that, the Project Team is unable to resolve any dispute within [***] either Project Manager shall refer such dispute to the Steering Committee for resolution.

(b)

The Project Team shall hold meetings as often as the Project Managers agree is necessary during the Term. Project Team meetings may be held face to face, or by tele- or video-conference, at such times and places as are agreed to by the Parties. All decisions of the Project Team will be made by consensus of the Project Managers, and any failure to agree will be referred to the Steering Committee for resolution.

2.4

Additional Targets. At any time during the Term, Client may request by written notice to OXB that [***] or more targets other than the Initial Targets be included within the scope of this Agreement. OXB shall consent to such request provided: (i) that doing so would not conflict with any obligation of exclusivity with respect to such targets which OXB may have entered into with any Third Party; and (ii) OXB shall not be required to consent to the inclusion of more than [***] additional targets within the scope of this Agreement. Each additional target requested by Client and consented to in writing by OXB shall, subject to payment by Client to OXB of the Additional Target Fee in accordance with clause 7.2, be deemed an Additional Target. The Parties shall agree and sign a Scope of Work setting out the Services in relation to each Additional Target which once signed by both Parties shall be incorporated into and be part of this Agreement.

3.	Provision of Services

3.1

Provision of Services. The Services will be provided by OXB in accordance with the applicable Scope of Work. In the event the Client wishes to amend the Scope of Work, Client will request the work it wishes OXB to perform and identify the Work Packages to be amended, added or terminated. OXB will provide Client with a draft Change Order or Work Order as applicable for review by Client and once the Parties have agreed the draft Change Order or Work Order OXB will issue a final version for signature by both Parties. Once a Change Order or Work Order has been signed by both Parties the Scope of Work shall be deemed amended in accordance with such Change Order or Work Order. All signed Change Orders and Work Orders shall be subject to the terms and conditions of this Agreement. In the event of any conflict between the terms and provisions of any Scope of Work, Change Order or Work Order and the terms and provisions of this Agreement, this Agreement will prevail unless the Scope of Work, Change Order or Work Order states the intent of the Parties that a particular provision of such Scope of Work, Change Order or Work Order supersede this Agreement with respect to a particular matter.

3.2	General Standards. OXB shall perform the Services:

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(a)

in accordance with the terms and conditions of this Agreement and in a professional manner, in conformance with that level of care and skill ordinarily exercised by other professionals in similar circumstances; and

(b)	in addition to (a) above, CGMP Batches shall be Manufactured in accordance with Applicable Law, the Specifications and the Quality Agreement;

In the course of performing its obligations under this Agreement, OXB shall not employ or use the services of any person that has been debarred, for example as under Subsection (a) or (b) of Section 306 of the Federal Food, Drug and Cosmetic Act (21 U.S.C. 335a) or any comparable provision of any other applicable laws. OXB shall notify Client immediately in the event that OXB becomes aware of such debarment or threatened debarment of any of its employees engaged in any Manufacturing relating to the Vectors.

3.3

Quality Agreement. Prior to Manufacture of the first CGMP Batch, the Parties will negotiate and enter into a detailed document specifying the quality and regulatory procedures and responsibilities of the Parties with respect to the Manufacture and Delivery of CGMP-grade Vector (such executed document, a “Quality Agreement”). In the event of any conflict between the terms and provisions of this Agreement and the terms and provisions of the Quality Agreement, the Quality Agreement shall prevail solely with respect to quality terms, including audit terms, and the terms of this Agreement will prevail with respect to all other terms.

3.4

Changes to Specifications. Amendments and modifications to the Specifications may only be made upon mutual written agreement between the Parties in each case, in accordance with the applicable provisions of the applicable Quality Agreement. If said amendments or modifications are so agreed to by the Parties, OXB shall promptly implement the same.

3.5	Facility. OXB will Manufacture the Batches exclusively at the Facilities.

3.6

Subcontracting. OXB shall be entitled to subcontract its obligations under this Agreement, in whole or in part, solely to the mutually approved subcontractors set out in the Quality Agreement (or, with respect to non-CGMP Services, to the mutually approved subcontractors as set out in the applicable Scope of Work). OXB shall ensure that all subcontractors are bound by obligations to perform which are not inconsistent with the terms of this Agreement and as applicable, including appropriate confidentiality obligations, appropriate quality assurance obligations (if applicable), intellectual property assignment (if applicable), and appropriate regulatory and other obligations (if applicable). Subject to clause 3.8(b), OXB will be responsible for the performance of any approved subcontractor engaged by OXB to perform OXB’s obligations under this Agreement as if such performance had been provided by OXB itself under this Agreement.

3.7	Procurement. OXB shall, at its cost, purchase, qualify, test, inspect and approve all Components and shall ensure that the Components are of suitable quality as required under the Specifications.

3.8	Plasmids.

Unless otherwise agreed in writing by the Parties, Client will notify OXB in writing which of the following will apply to the Manufacture of a Vector:

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(a)	Plasmids incorporating a GOI (genome/transfer Plasmid) suitable for Manufacturing Vector shall be procured and provided to OXB by Client at Client’s sole cost;

(b)

Plasmids incorporating a GOI (genome/transfer Plasmid) shall be procured by OXB from a mutually approved subcontractor in accordance with clause 3.6 and all the Pass-Through Costs relating to the manufacture of such Plasmids shall be charged by OXB to Client, such costs to include the direct cost of Plasmids, their transport and storage, and any import duties. In addition to such Pass-Through Costs, Client shall pay OXB a handling fee for procuring such Plasmids, which shall be [***]% of such external costs directly related to such procurement and shall cover all OXB’s internal and other external costs associated with procuring such Plasmids (including stability testing performed by OXB). In such circumstances, OXB will notify Client in writing of the total costs (including the handling fee) for such Plasmids in advance of them being incurred for pre-approval by Client. OXB shall not have an obligation to incur Pass-Through Costs for procuring Plasmids that are not pre-approved by Client. OXB will invoice Client following receipt by OXB of an applicable invoice from the Plasmid manufacturer. Title to such Plasmids shall pass to Client upon Client’s payment to OXB of the Pass-Through Costs (including the handling fee) for such Plasmids, and OXB shall store and handle such Plasmids in accordance with the provisions of this Agreement governing Client Materials. Notwithstanding any other provision of this Agreement, OXB accepts no liability for the performance of the Plasmid manufacturer under this sub-clause 3.8(b) however the Plasmids are sourced and in particular, in the event the Plasmid manufacturer fails to perform or delivers defective Plasmids to OXB; or

(c)	[***].

3.9

Sequences. Client will inform OXB of the sequence of any nucleic acid construct it supplies to OXB (such as the GOI, plasmids, vectors, etc) and will allow OXB to perform sequencing of such construct (either in-house or using a subcontractor in accordance with clause 3.6) solely to enable OXB to comply with safety requirements and to ensure nucleic acid constructs are sufficiently characterised to support project progression. For the avoidance of doubt, any sequences provided under this clause 3.9 are Confidential Information of Client. OXB shall not prepare, file, or prosecute any patent application or copyright application in or to the composition or use of any such sequences or portions thereof.

3.10

Cell Lines. In the event Client expressly requires OXB to use a cell line (“Cell Line”) for which OXB does not have a use right or licence, then OXB shall promptly notify Client thereof and following such notice, if Client requests OXB to obtain such licence, OXB shall seek to obtain such a license and Client shall reimburse OXB’s actual out-of-pocket costs and FTE costs incurred in relation to obtaining a licence to use such Cell Line in the provision of Services; provided, however, OXB shall keep Client fully and timely informed of the process with respect to obtaining such a license. For the avoidance of doubt, OXB shall not be required to use any such Cell Line unless and until OXB has obtained such a licence.

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3.11

Good Manufacturing Practice. The Parties shall promptly notify each other upon becoming aware of any material amendments of, or additions to, CGMP and shall confer with each other about the best means of complying with such amendments or additions. Changes to the Scope of Work or Work Order resulting from such changes to Applicable Law or other regulatory requirements may be made by OXB upon notice in writing to Client and the signature by both Parties of an appropriate Change Order. Any changes to the Manufacture of Vector which are required as a result of any amendment or addition to CGMP shall be for the sole cost of Client. Notwithstanding the foregoing, OXB shall not be required to act in any way in contravention of any newly implemented Applicable Law or other regulatory requirements.

3.12

Permits and Approvals. OXB shall obtain and maintain all government permits, including health, safety and environmental permits, necessary for the conduct of the Services by OXB in accordance with this Agreement. Without prejudice to any of Client’s other rights under this Agreement or the Quality Agreement, OXB shall inform Client promptly in writing in the event any license, permit, or approval required by any Regulatory Authority for the Manufacture and supply of Vector by OXB pursuant to this Agreement is not obtained in a timely manner or is withdrawn or is otherwise under investigation. At Client’s request and Client’s cost, solely to the extent that OXB is reasonably able to do so without disclosing to Client any confidential information of OXB or any client of OXB and solely to the extent necessary for Client to obtain and/or maintain Regulatory Approval for Licensed Product, OXB will provide Client with copies of all such licenses, permits, or approvals, and Client will have the right to use any and all information contained in such licenses, permits, or approvals solely to the extent necessary to obtain and/or maintain Regulatory Approval for Licensed Product. For any such information of OXB that is necessary but that OXB does not disclose to Client, the Parties shall mutually agree on a manner of disclosure to allow Client to obtain and maintain such Regulatory Approval (e.g. direct disclosure by OXB to the applicable Regulatory Authority under appropriate conditions of confidentiality).

4.	Client Materials

4.1

Client Materials. Client will provide OXB with sufficient quantities of Client Materials (such quantities as described in the Scope of Work) to enable OXB to perform the Services as set out in the Scope of Work and applicable Work Orders. Client will ensure that all documents describing the Client Materials that are provided to OXB are in English.

4.2

Delivery and Title. Client Materials will remain the sole property of Client at all times during the Term, but will remain in the possession, control and care of OXB following delivery of such Client Materials to OXB. OXB shall not transfer or distribute the Client Materials to any Third Party without the prior written consent of Client, except to Affiliates and permitted subcontractors to the extent required for performance of the Services. Except as otherwise expressly authorized herein, OXB will use and store the Client Materials and Vector (a) solely on behalf of Client (subject to payment by Client with respect to Vector), (b) in accordance with appropriate storage conditions specified by Client in writing, (c) with due care to protect against theft, damage, and destruction (d) where applicable, in compliance with CGMP, and in accordance with the Scope of Work or Work Order or

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Change Order, and (e) solely for the purposes of providing Services pursuant to this Agreement. Except as expressly agreed in a Scope of Work or Work Order or Change Order or otherwise instructed by Client in writing, OXB shall not use any Client Samples with or in any Vector, Licensed Product or cell line other than a cell line that is a Client Sample. Client shall identify all Client Materials provided to OXB. Subject to clause 3.9 and 14.4, OXB shall not attempt to reverse engineer the Client Materials except as required to perform the Services. OXB agrees that any information of a confidential or proprietary nature provided by Client hereunder is Client’s Confidential Information subject to the restrictions of clause 14 below. Without limiting OXB’s obligations under clause 14, OXB shall not use the Client Materials for any other purpose other than performing the Services. Title to and risk of loss of or damage to the Client Materials will at all times remain with Client, except for losses arising from the negligence or the wilful misconduct of OXB. THE CLIENT MATERIALS BEING SUPPLIED UNDER THIS AGREEMENT ARE BEING SUPPLIED “AS IS”, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AND CLIENT EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY; provided, however, that this clause shall not limit nor exclude any obligation or liability of Client (or any right of OXB) under any provision of this Agreement (including, without limitation clauses 3.9, 4.1, 4.3, 4.4, 6.7, 11, 14.4, and 15.3).

4.3

Material Safety Data Sheets. Client will provide accurate and complete material safety data sheets for all Client Materials. Client will notify OXB of any unusual adverse health or environmental occurrence relating the Client Materials of which Client is aware including but not limited to any claim or complaint by any Client employee or Third Party. Notwithstanding the foregoing, OXB acknowledges that the Client Materials are experimental in nature and may have unknown characteristics and therefore, without limitation of its obligations under clause 4.2, OXB agrees to use prudence and reasonable care in the use, handling, storage, transportation and disposition and containment of the Client Materials. The foregoing acknowledgement by OXB shall not limit nor exclude any obligation or liability of Client (or any right of OXB) under any provision of this Agreement (including, without limitation clauses 3.9, 4.1, 4.3, 4.4, 6.7, 11, 14.4, and 15.3).

4.4

Import and Export. Client will be responsible at its sole cost and expense for satisfying all import, export and customs requirements in relation to Client Materials, including U.S. export control regulations. Client will be the importer and exporter of record for any materials being imported and shipped to OXB and for all materials exported from the UK.

OXB will provide necessary documentation in its possession to Client under Applicable Law with respect to such import, export and customs requirements, as reasonably requested by Client and at Client’s cost.

5.	Forecasting and Ordering for Batches

5.1	Manufacturing Slots.

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(a)

Upon signature of this Agreement by both Parties, Client shall pay to OXB (within [***] of receipt of an invoice from OXB) the Manufacturing Slot Deposit (in accordance with Schedule 1) for all Manufacturing Slots identified in the Scope of Work. Upon signature of the applicable Scope of Work or Work Order by both Parties, OXB will invoice Client for all Manufacturing Slot Deposits set out of any new Scope of Work or Work Order. Any Manufacturing Slots identified in a Scope of Work, or signed Work Order shall be binding on both Parties unless otherwise expressly agreed by the Parties in such Scope of Work or Work Order.

For any Manufacturing Slots where Client has paid the Manufacturing Slot Deposit (and Client has not cancelled the Manufacturing Slot), OXB shall maintain and hold available such Manufacturing Slot for Client, and shall not utilize such Manufacturing Slot for any other purpose other than for Client.

(b)

In the event Client wishes to procure additional Manufacturing Slots it will inform OXB and pursuant to Clause 3.1, OXB will provide a draft Work Order setting out the anticipated IM Date and the applicable Batch Fee. Upon signature of an agreed Work Order OXB shall invoice Client for the applicable deposit for such Manufacturing Slot. The Work Order shall be binding on both Parties upon signature by both Parties.

5.2

Rescheduling of Manufacturing Slots. If there is a change to project timelines which affects any reserved Manufacturing Slots, Client and OXB will, acting reasonably and in good faith, seek to agree the rescheduling of such Manufacturing Slots. If the Parties agree to reschedule a Manufacturing Slot, OXB will issue a Change Order setting out the rescheduled Manufacturing Slots, and such Change Order shall be signed by both Parties. Upon signature of the Change Order by both Parties the rescheduled Manufacturing Slot will be binding on both Parties.

5.3	Delay.

(a)

OXB’s Project Manager shall notify Client’s Project Manager promptly by email upon becoming aware of any material delay in the execution and/or performance of the activities under a Work Order, including any delay in commencing Manufacture of a Batch against the scheduled IM Date or any anticipated delay in Delivery of any Batch.

(b)

In the event that OXB has not commenced Manufacture of a Batch by the date that is [***], unless OXB would despite missing the scheduled IM Date still be able to meet the date specified in the applicable Scope of Work or Work Order or Change Order by which such Batch will be Delivered by OXB in accordance with clause 6.1 (the “Agreed Delivery Date”) and/or unless such delay is due to an act or omission of Client, including the unavailability of Client Materials, or is otherwise agreed in writing by the Parties, Client shall have the right, in its discretion and upon written notice to OXB, to cancel the relevant Batch without paying the Charges In Event of Cancellation; provided however that this clause 5.3(b) shall

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only come into effect only for Batches scheduled after OXB has Manufactured and Delivered at least one (1) Batch.

(c)

Upon notification by OXB pursuant to clause 5.3(a), or in the event that OXB otherwise fails to deliver any Batch within [***] (or such other period as is agreed in the Work Order), OXB shall promptly conduct a thorough investigation and root cause analysis of the reasons for the delay, and shall report its findings (together with supporting records) to Client. Following such report, the Steering Committee shall meet in accordance with clause 2.2(e) to discuss in good faith the issue and appropriate remedial actions (which may include an appropriate reduction in charges for the Batch and/or a credit note for future Batches or Services), and agree on revised timelines for Delivery of the Batch. The Steering Committee shall give due consideration to the findings of the investigation and root cause analysis and the standards required from OXB under clause 3.2(a).

5.4

Rolling [***] Forecast. Within [***] after the Effective Date, Client shall issue a non-binding forecast indicating the number of Manufacturing Slots it anticipates it will require in the following [***] (“Indicative Forecast”). Client will update the Indicative Forecast [***] in writing to OXB on [***]. The first update will be due on [***] beginning after the Effective Date.

5.5	Cancellation of Reserved Manufacturing Slots. If:

(a)	Client terminates the Agreement or any Work Package for any reason other than in accordance with clause 17.3(a); and/or

(b)	Client cancels any Manufacturing Slot (other than pursuant to clause 17.3(a) or clause 5.3(b)); or

(c)

the project timeline is changed and any Manufacturing Slots are re-scheduled by agreement of the Parties in accordance with clause 5.2 above (a “Postponement”); but, excluding Manufacturing Slots which are re-scheduled solely as a result of a change to the project timeline caused by an act or omission of OXB which does not meet the standard of skill and care that would reasonably be expected of a reasonable contract manufacturing organization skilled in the art, facility or equipment malfunction within the reasonable control of OXB, or OXB’s negligence, wilful misconduct or breach of this Agreement;

then Client will notify OXB in writing as soon as possible and Client may, at OXB’s sole discretion, be charged the Charges In Event of Cancellation in accordance with clause 7.5 in addition to the non-refundable Manufacturing Slot Deposit. [***]. For the avoidance of doubt, this shall not reduce Client’s liability for the cost of Components as set forth in clause 7.5. OXB will use good faith efforts to fill the cancelled or re-scheduled Manufacturing Slot with a new reservation for another project or customer which was not reserved or contemplated at the time of the cancellation or a Postponement.

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6.	Delivery and Defective Batches

6.1

Terms of Delivery. Prior to delivery to Client, each Batch will be sampled and tested by OXB, and OXB will review the documentation relating to the Manufacture of the Batch, in each case in accordance with the Quality Agreement. OXB shall provide a Certificate of Compliance along with applicable Batch Documentation, in each case in accordance with the Quality Agreement. OXB shall deliver the Batches [***]. OXB shall notify Client in writing of the Delivery Date and identify the Facility at which the Batch will be Delivered as soon as reasonably possible in advance of the Delivery Date. Client shall retain, or shall require its carrier to retain, all temperature records in relation to all Batches Delivered from the point of Delivery.

6.2

Failure to take Delivery: If Client fails to take Delivery of any Vector on the Delivery Date and prior arrangements to store such Vector have not been agreed to between the Parties in writing, OXB shall store such Vector on behalf of Client, and Client shall be invoiced [***] following the Delivery Date for reasonable administration and storage costs. Client agrees that: (i) Client has made a fixed commitment to purchase such Vector; and (ii) except for loss due to negligence, wilful misconduct or breach of this Agreement by OXB, risk of loss for such Vector passes to Client with effect upon the Delivery Date for such Vector.

6.3	Title. Title to the Vector shall pass to Client on receipt by OXB of payment in full of the corresponding invoice in accordance with clause 7.

6.4	Risk. Risk in the Vector shall pass to Client on Delivery (except pursuant to clause 6.2).

6.5

Delivery Timing. OXB shall use commercially reasonable efforts to meet the timelines set forth in the applicable Work Order with respect to the Delivery of Vector and in the performance of the Services. However, without prejudice to OXB’s indemnification obligations and Client’s remedies as set forth in this Agreement and at law (including with respect to a material delay), time shall not be of the essence with respect to such timelines.

6.6

Delivery of Samples. If Client requires Samples to be shipped separately from any Batch, OXB will ship such Samples as directed by Client [***]. OXB shall notify Client in writing of the date on which the Samples will be ready for collection and identify the Facility at which the Samples will be available as soon as reasonably possible in advance of such delivery. Within [***] months following completion of any study or assay, unless OXB has previously agreed in writing to transfer any remaining unused materials to Client at Client’s cost, OXB will discard or destroy any remaining unused material, provided such unused material is not required by CGMP to be retained.

6.7	Defective Batches.

(a)	Client shall inform OXB promptly upon discovery of any Defective Batch, but no later than:

(i)	[***] after the Delivery Date of such Batch in the event of defects reasonably apparent on visual inspection, without unpacking the Batch; and

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(ii)	[***] after the date of Syncopation’s discovery in the case of defects present at the time of Delivery but not reasonably apparent on visual inspection.

(b)

If Client believes that a Batch Delivered by OXB is a Defective Batch and provides timely notification in accordance with clause 6.7(a), OXB shall promptly conduct an investigation with the aim of determining: (x) whether the Batch is a Defective Batch and (y) the cause of the defect.

(c)

If the Parties disagree as to whether a Batch delivered by OXB is a Defective Batch, they shall submit samples of the Batch and the associated Batch records (including the Master Production Batch Record and any Batch Documentation), insofar as such documents are necessary to enable the Testing Expert to perform its analysis, to the Testing Expert, which shall carry out tests to determine whether the Batch is a Defective Batch. The Parties shall act in good faith and co-operate with the Testing Expert in its investigation. The findings of the Testing Expert shall be binding on the Parties. The fees of the Testing Expert shall be paid by Client unless the Batch is a Defective Batch due to an [***].

(d)

If OXB agrees, or the Testing Expert (pursuant to clause 6.7(c)) determines that the Batch is a Defective Batch, OXB and Client shall work together to devise appropriate measures to avoid future Batches suffering from such defect. If the Parties agree that a Batch of such Vector is a Defective Batch, or the Testing Expert pursuant to clause 6.7(c) determines that the Batch of such Vector is a Defective Batch, OXB will replace such Defective Batch in accordance with the following:

(i)

If a Defective Batch is due to [***], and is not a Defective Batch as a result of a defect in the Client Materials (including an incorrect plasmid sequence provided by Client) or Client Confidential Information or a defect that arose after Delivery of the Batch by OXB, [***] shall be responsible for costs associated with replacing such Defective Batch, and [***] shall be responsible for costs associated with the transportation, testing and disposal (as applicable) of any such Defective Batch except for costs in relation to [***] which shall be provided at [***] cost and expense;

(ii)

If a Batch is a Defective Batch for any reason [***], [***] shall be [***] responsible for all costs associated with replacing such Defective Batch and [***] bear [***] responsibility for costs associated with the transportation, testing and disposal (as applicable) of any such rejected Defective Batch.

(e)

OXB shall complete such replacement as soon as reasonably practicable following investigation of the cause of the defect and the implementation of appropriate measures to remove such cause and the Parties shall, within [***] of the Delivery Date of the Defective Batch, agree in good faith on a revised Delivery Date for such replacement of the Defective Batch based on the next available Manufacturing Slot. OXB will make reasonable commercial efforts to facilitate timely Delivery of replacement Batches.

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6.8	Client agrees that its sole remedy with respect to a Defective Batch is as set forth in clause 6.7 and Client hereby waives all other remedies at law or in equity regarding such Defective Batch.

7.	Price and Payment

7.1

Initial Fee. In partial consideration for the rights and licences granted to Client under this Agreement in relation to the Initial Targets, Client shall pay to OXB a one-time, non-refundable, non-creditable upfront payment as set out in Schedule 2 within [***] of the execution of this Agreement by both Parties.

7.2

Additional Target Fee. In partial consideration for the rights and licences granted to Client under this Agreement in relation to any Additional Target, Client shall pay to OXB a, non-refundable, non-creditable payment identified in Schedule 2 (each an “Additional Target Fee”) in respect of each Additional Target within [***] of receipt of OXB’s consent pursuant to clause 2.4 in relation to such Additional Target.

7.3

Service Fee. Client shall pay the Service Fees set out in the Scope of Work. Unless agreed otherwise by the Parties, [***] of the Service Fee allocated to any Work Package shall be payable upon initiation of such Work Package within [***] of receipt of the relevant invoice and the remaining [***] payable upon completion of the Work Package within [***] of receipt of the relevant invoice.

7.4

Batch Fee. Client shall pay to OXB the applicable Batch Fee for each Batch of Vector in accordance with the payment schedule set out in Schedule 1. [***]. A list of the items included in, and a non-exclusive list of items excluded from, the Batch Fee for each Batch is also shown in Schedule 1.

7.5

Batch Charges In Event of Cancellation. If Client cancels any reserved Manufacturing Slot in accordance with clause 5.5, then OXB may request in writing and Client shall pay to OXB, in addition to the non-refundable Manufacturing Slot Deposit, the Charges In Event of Cancellation in accordance with Schedule 1. If OXB has purchased Components for any cancelled Manufacturing Slot(s) which Components cannot be used for other Manufacturing Slots taking into account any applicable shelf-life, the cost of such Components shall be paid by Client to OXB, provided at Client’s request, OXB shall make such Components available to Client for collection by Client. OXB will use commercially reasonable efforts to use the Components in another Manufacturing Slot. In no circumstances shall Client be obliged to pay more in Charges In Event of Cancellation and forfeited deposit than it would have paid for the original Batch if the same had not been cancelled or reduced.

7.6

Annual Price Adjustments. OXB may increase the Batch Fee and/or Service Fees and its FTE rate annually with effect from [***], provided that such annual increase shall [***] as maintained by [***] the prior [***] months. OXB shall inform Client of any price adjustment in writing.

7.7	Component Costs. If at any time during the Term, but in any event no more than once in any [***] period, the cost to OXB of any Components increases as a result of market

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conditions including currency fluctuations, so that the cost of any Component is higher by [***] or more, then OXB may, by written notice to Client (such notice to include a summary of details of such change) adjust the then-current Batch Fee to the extent necessary to cover the increase in cost. Any such increase in the Batch Fee shall apply to Batches the subject of Purchase Orders placed after the date of such written notice.

7.8

Development Milestones per Target. Client shall pay OXB the Development Milestone Payments on a Target-by-Target basis as set out in Schedule 2 following the first achievement of the Development Milestones with respect to Licensed Product directed to such Target and subject to the further terms in Schedule 2.

7.9

Regulatory Milestones. Client shall pay OXB the Regulatory Milestone Payments on a Target-by-Target basis as set out in Schedule 2 following the first achievement of the Regulatory Milestones with respect to Licensed Product directed to such Target and subject to the further terms in Schedule 2.

7.10

Technology Transfer Milestones. Client shall pay OXB the Technology Transfer Milestone Payments on a Target-by-Target basis as set out in Schedule 2 upon the occurrence of the Technology Transfer Milestones.

7.11

Commercial Milestones. Client shall pay OXB the Commercial Milestone Payments on a Target-by-Target basis as set out in Schedule 2 following the first achievement of the Commercial Milestones with respect to Licensed Product directed to such Target and subject to the further terms in Schedule 2.

7.12

Royalties. In further consideration of the rights and licences granted to Client hereunder, Client shall pay to OXB a royalty on Net Sales of Licensed Product at the applicable percentage set out in the table as set out in Schedule 2 (the “Royalties”). Client shall, subject to the other terms and conditions of this Agreement, pay OXB the Royalties on annual worldwide Net Sales at the applicable percentage as set out above on a Licensed Product-by-Licensed Product basis and country by country basis until the later of (i) the last to expire Valid Claim of an OXB Patent covering the composition of matter, manufacture or use of the relevant Vector or (ii) the [***] anniversary of the First Commercial Sale of the given Licensed Product in such country (the “Royalty Term”). A true and complete list of patents and patent applications within the foregoing sub-clause (i) at the Effective Date is provided in Schedule 4, which Schedule 4 may be updated by the Parties in accordance with clause 12.2(c) on a Vector-by-Vector basis.

7.13

Royalty Statements. After the First Commercial Sale of a Licensed Product, within [***] after the end of each calendar quarter, in respect of Net Sales of such Licensed Product recorded by Client or any of its Affiliates or sublicensees during that calendar quarter, and within [***] after the expiry or termination of this Agreement, Client shall send to OXB a royalty statement setting out in respect of each of Client, its Affiliates and sublicensees:

(a)	in respect of each country in which Licensed Products are sold:

(i)	the types of Licensed Products sold in that country;

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(ii)	the quantity of each Licensed Product sold in each country; and

(iii)

the total Net Sales of Client, its Affiliate or its sublicensee (as applicable) in both USD and the currency in which the Net Sales were recorded showing the conversion rates used broken down by Licensed Product; and

(b)	the resulting amount payable by Client, in USD, in respect of Royalties.

7.14	Payment Terms.

(a)	For all payments due under this Agreement, OXB shall provide Client with an invoice for the amount due. Such invoices shall be sent to one of the following addresses as appropriate:

Attn: Accounts Payable, 1900 Alameda De Las Pulgas Suite 350, San Mateo, CA, 94403

or such other address as may be requested by Client from time to time by notice in writing. All invoices must contain:

(i)	OXB’s name and address;

(ii)	the relevant Purchase Order number and invoice number, if applicable;

(iii)	OXB’s VAT number, if applicable; and

(iv)	OXB’s bank account information and instructions for payment (e.g. wire, ACH), as applicable.

(b)

Client shall pay all undisputed amounts of such invoices within [***] of the receipt of such invoice, unless otherwise agreed upon in writing by the Parties. The Parties shall use good faith efforts to reconcile any disputed amounts as soon as practicable.

(c)	All sums due to OXB under this Agreement:

(i)

are exclusive of Value Added Tax, which where applicable will be paid by Client in addition. OXB shall provide to Client all customary receipts for payment of such taxes and cooperate with Client in making applications for and securing any available exemptions or reductions of VAT reasonably available;

(ii)

unless an alternative currency is specified on any invoice, shall be paid in USD in cash in relation to Royalties and Milestone Payments and paid in GBP in cash in relation to all other payments, in each case by transferring an amount in aggregate to the account identified on the applicable invoice:

(iii)	If Licensed Products are sold or supplied by Client or its sublicensees in a currency other than USD (or its successor), the Royalties payable in respect

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of such sales under this Agreement shall be first determined in the currency of the country in which such sales took place and then converted into USD (or its successor) at the mid rate applicable the invoice date using the OANDA Forex currency converter or other reputable currency converter agreed between the Parties from time to time;

(iv)

if laws or regulations require withholding by Client of any taxes imposed upon OXB on account of any royalties and payments paid under this Agreement, such taxes shall be deducted by Client as required by law from such remittable royalty and payment and shall be paid by Client to the proper tax authorities. Official receipts of payment of any withholding tax shall be secured and sent to OXB as evidence of such payment. The Parties shall cooperate to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of any relevant tax treaty which shall include providing assistance with the completion of any required forms (such as Form W-8BEN-E);

(v)

shall be made by the due date; provided that any payment which falls due on a date which is not a Business Day in the location from which the payment will be made may be made on the next succeeding Business Day in such location; and

(d)

if any undisputed payment is not made within [***] after the due date, OXB may charge interest on any outstanding amount of such payment on a daily basis at a rate equivalent to [***] per annum above the base rate of the Bank of England then in force in London.

8.	Financial Records and Audit

8.1

Records. Client shall and shall procure that its Affiliates and sub-licensees shall, keep at its or their normal place of business detailed and up-to-date records and accounts in accordance with generally accepted accounting standards as consistently applied in relation to Net Sales, Royalties and Milestone Payments due under this Agreement (as applicable), in each case for at least [***] years following the calendar quarter to which they pertain. Such records shall be in sufficient detail to enable OXB to verify the matters to which they pertain.

8.2	Audit Rights.

(a)

OXB may, upon written notice to Client, appoint an internationally-recognised independent accounting firm (which is reasonably acceptable to Client) (the “Auditor”) for the purpose of verifying the accuracy of any statement or report given OXB under this Agreement. The Auditor shall keep confidential all information reviewed during such audit. The Auditor shall have the right to disclose to OXB only its conclusions regarding any payments owed under this Agreement.

(b)	Client and its Affiliates shall make, and Client shall use reasonable efforts to contractually require and use reasonable efforts to cause its sub-licensees to make,

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its records available for inspection by such Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from OXB. In the event that despite such reasonable efforts Client does not obtain a right for the Auditor to inspect such records, then Client shall obtain similar contractual rights for itself and exercise such right at OXB’s request, to the extent such right is contractually available. The records shall be reviewed solely to verify the accuracy of any statement or report given to OXB under this Agreement. Such inspection right shall not be exercised more than once in any Year. OXB agrees to hold in strict confidence all information received and all information learned in the course of any audit or inspection, except to the extent necessary to enforce its rights under this Agreement or if disclosure is required by law, regulation or judicial order.

(c)

In the event that the inspection reveals an underpayment or overpayment by Client, the underpaid or overpaid amount shall be settled promptly and in any event within [***] of the issue of a written final report of the Auditor.

(d)

OXB shall be responsible for the Auditor’s charges unless the Auditor certifies that there is an overcharge, or under-reporting and underpayment, of more than [***] in aggregate amounts payable for any Year, in which case Client shall pay the Auditor’s charges in respect of that inspection.

9.	Access to Information

9.1

OXB shall and shall ensure that all personnel performing the Services, including approved subcontractors to the extent applicable, will keep complete and accurate records (including, without limitation, reports, accounts, notes, data, protocols, Batch Documentation and records of all information and results obtained from performance of the Services) of all work done by it under this Agreement, in form and substance as specified in the applicable Scope of Work, the applicable Quality Agreement, and this Agreement, and in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes (collectively, the “Records”). All Records will be retained by OXB for a minimum period of [***] years following completion of the applicable Scope of Work or Work Order, or longer if required by Applicable Law. All Records, including original Records will be retained and archived by OXB in accordance with GMP (if applicable) and Applicable Law. Upon Client’s request, upon reasonable notice, OXB will provide Client with copies of such Records, at Client’s expense, to the extent necessary for obtaining and maintaining regulatory approval for Licensed Products and to review the performance of Services under this Agreement.

10.	Quality Audits and Inspections

10.1

Facility Audit. Subject to OXB’s safety procedures, access control SOPs, and confidentiality obligations to other clients, OXB will permit or ensure permission for Client’s representatives, to conduct a routine audit of any OXB Facility as more specifically set forth in the applicable Quality Agreement (“Facility Audit”), such audits

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to be carried out in a manner that minimises any interference with OXB’s normal operations.

10.2	During any Facility Audit, Client will comply with all reasonable instructions from OXB in relation to health and safety, compliance with CGMP procedures and confidentiality.

10.3

The cost of all Facility Audits shall be borne by Client. The cost of regulatory inspections of the Facilities that relate solely to the Vectors or Licensed Product shall be borne by Client and will include, without limitation, OXB or its subcontractors’ preparation time, costs of external consultants engaged by OXB or its subcontractors to advise on inspection preparation, the costs associated with mock audits, and costs associated with Manufacturing Slots that cannot be used by OXB or its subcontractors due to an inspection, mock inspection or inspection preparation. OXB will provide Client with a copy of any report or other written communication received from a Regulatory Authority in connection with any audit or inspection that relates to the Vectors, in each case in accordance with the Quality Agreement, and provided that OXB may redact such communications solely to the extent of any confidential information of OXB or its other clients.

11.	Regulatory Approvals

11.1

OXB represents and warrants that it will be responsible for obtaining and that it holds, and/or will require that its approved subcontractors hold, all necessary registrations, permits and licences for any and all Manufacture and storage of Vector by OXB and its approved subcontractors under this Agreement from the Regulatory Authorities of the country or countries where such Manufacture, storage and supply takes place. OXB shall comply with all requirements of such registrations, permits and licences. For the avoidance of doubt, Client shall be responsible for all necessary licences and permits required for export/import of Vector.

11.2

Client shall be responsible for obtaining all such registrations, permits and licences as any Regulatory Authority may require it to hold in order to allow Client to use the Batches as anticipated under this Agreement.

11.3

Each Party shall timely make all necessary filings and respond to any requests for information from Regulatory Authorities, in each case relating to any Regulatory Approvals relating to the Vectors or their Manufacture for which such Party is responsible.

11.4

Any change or modification to the Process or Specification will be made in accordance with the change control provisions of the applicable Quality Agreement (if any). As between the Parties, it shall be Client’s responsibility to submit details of any changes to the Process to the appropriate Regulatory Authorities and to obtain any necessary approval of such changes; provided, however, it shall be OXB’s responsibility to submit details of any changes to its Facilities or manufacturing processes other than the Process and to obtain any necessary approval of such changes.

11.5

Each Party may respond to communications by any Regulatory Authority regarding the Vectors directly, if such communication is necessary to comply with the provisions of this Agreement or any Applicable Laws. Each Party shall, to the extent permitted by Applicable

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Law, notify the other Party as promptly as practicable of any such communication it has with any such Regulatory Authority relating to Vectors and the Parties shall cooperate reasonably in respect of such matters.

12.	Intellectual Property

12.1

Background IPR. Nothing in this Agreement will affect either Party’s ownership of its Background or any Intellectual Property Rights therein. No licence to use any such Background or Intellectual Property Rights is granted or implied except as expressly set out in this Agreement.

12.2	Licence to Client for Licensed Products.

(a)

OXB hereby grants to Client as of the Effective Date a non-exclusive worldwide, sub-licensable (in accordance with clause 12.6), royalty-bearing (in accordance with clause 7.12) licence under the Intellectual Property Rights subsisting in its Background and the OXB Arising IPRs solely to research, develop, manufacture (solely as set forth in this clause 12.2(a)) and Commercialise the Licensed Products targeting the Initial Targets. The foregoing license shall not include any right or licence to manufacture Vector, which for clarity, is contemplated under clause 12.3, or any right or licence to research, develop or Commercialise Vector independently of the Licensed Product, but shall include the right to manufacture the Licensed Products targeting the Initial Targets utilising Vector supplied by OXB pursuant to this Agreement or (following Technology Transfer) Vector manufactured in the exercise of the license granted under clause 12.3 or clause 13.2.

(b)

OXB hereby grants a non-exclusive, worldwide, sub-licensable (in accordance with clause 12.6), royalty-bearing (in accordance with clause 7.12) licence under the Intellectual Property Rights subsisting in its Background and the OXB Arising IPRs solely to research, develop, manufacture (solely as set forth in this clause 12.2(b)) and Commercialise the Licensed Products targeting any Additional Target, provided that such licence shall only become effective on the date such Additional Target is approved pursuant to clause 2.4 and OXB has received payment of an Additional Target Fee. The foregoing license shall not include any right or licence to manufacture Vector, which for clarity, is contemplated under clause 12.3, or any right or licence to research, develop or Commercialise Vector independently of the Licensed Product, but (upon the license becoming effective) shall include the right to manufacture the Licensed Products targeting the Additional Targets utilising Vector supplied by OXB pursuant to this Agreement or (following Technology Transfer) Vector manufactured in the exercise of the license granted under clause 12.3 or clause 13.2).

(c)

Client may notify OXB in writing in the event it wishes for OXB to use the [***] and/or any technology covered by other patents or patent applications within Background of OXB other than the OXB Patent Rights in the performance of Services under this Agreement. Prior to the implementation of any such Background of OXB in the performance of Services, OXB shall discuss with Client

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such use in good faith, including any relevant Intellectual Property Rights of which it is aware and relevant licenses that OXB has obtained. OXB shall not use, and shall not be required to use, any technology covered by patents or patent applications within OXB’s Background in the performance of Services other than the OXB Patent Rights. If the Parties agree that any technology covered by additional patents or patent applications within Background of OXB shall be used for the performance of the Services, Schedule 4 shall be updated by written agreement of the Parties to include the relevant patents or patent applications and (if applicable) the applicable royalties owed pursuant to clause 7.12 shall be adjusted pursuant to the terms of clause 7.12.

12.3

Vector Manufacturing Licence to Client following Technology Transfer. Effective following payment of the Technology Transfer Milestone Payments in accordance with clause 7.10, OXB hereby grants to Client a non-exclusive, worldwide, non-sublicensable, royalty-bearing (in accordance with clause 7.12) license under the Intellectual Property Rights subsisting in OXB’s Background and the OXB Arising IPRs which were used by OXB in the Manufacture of the Vectors, solely for the purpose of manufacturing of the Vectors at a facility owned or controlled by Client for use in the production of Licensed Products. In no event shall this licence include the right for Client to provide manufacturing services to a Third Party or to use OXB Intellectual Property Rights in connection with products or vectors other than the Vectors.

12.4

Licence to OXB. Client hereby grants to OXB a non-exclusive, worldwide, royalty-free, sublicensable (solely to OXB’s approved subcontractors), licence under the Intellectual Property Rights subsisting in its Background and the Client Arising IPRs during the Term for the sole purpose of OXB’s performance of Services under this Agreement. Such licence shall expire upon the completion of such obligations or the termination or expiration of this Agreement, whichever is the first to occur.

12.5

Arising IPRs. Any Arising IPRs generated by or on behalf of OXB in the performance of this Agreement which: (a) relates solely and exclusively to the GOI (and is not generally applicable to the manufacture of vectors); or (b) consist solely and exclusively of an improvement or modification of proprietary Client Materials, or require the use of proprietary Client Materials or Client’s Confidential Information, shall be owned by Client (collectively “Client Arising IPRs”). Any Arising IPRs generated by or on behalf of OXB in the performance of this Agreement that is not Client Arising IPRs shall remain owned by OXB (“OXB Arising IPRs”). OXB hereby assigns all right, title and interest in and to Client Arising IPRs to Client. OXB agrees to execute such documents and perform such other acts as Client may reasonably request to obtain, perfect and enforce such rights to the Client Arising IPRs and the assignment thereof. Client hereby grants to OXB a non-exclusive, worldwide, royalty-free licence under any Client Arising IPRs during the Term for the sole purpose of performing this Agreement. Such licence shall expire upon the completion of such obligations or the termination or expiration of this Agreement, whichever is the first to occur.

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12.6

Sublicence Rights. Client may sub-license and authorize sub-licenses of its rights under clause 12.2 solely to its Affiliates, collaborators, subcontractors or purchasers of the Licensed Product, in each case on terms consistent with the terms of this Agreement.

12.7

Non-Exclusivity. Client acknowledges that OXB is in the business of providing services for a variety of third party organizations other than Client. Accordingly, nothing in this Agreement will preclude or limit OXB agents or employees from utilising the general knowledge gained by it during the course of its performance hereunder and retained in such individuals’ memory to perform similar services for other clients provided that OXB agents and/or employees do not specifically memorize Confidential Information of Client for purposes of performance of such services and OXB shall not disclose or permit disclosure by such individuals of Confidential Information of Client except as expressly permitted pursuant to the terms of this Agreement. Client further acknowledges and understands that the type of services provided under this Agreement are not exclusive to Client.

13.	Technology Transfer

13.1

Technology Transfer Events. Subject to compliance with the terms and conditions of this Agreement, Client may request to OXB in writing a Technology Transfer on a Vector-by-Vector basis and in accordance with the remainder of this clause 13 as follows:

(a)	a Technology Transfer to Client or its Affiliate for no cause on satisfaction of the condition set out in paragraph (a) of Schedule 3; or

(b)	a Technology Transfer to Client or its Affiliate or a Third Party for no cause on satisfaction of the condition set out in paragraph (b) of Schedule 3; or

(c)	a Technology Transfer to Client or its Affiliate or a Third Party on occurrence of one or more events identified in paragraphs (c) or (d) of Schedule 3;

(each a “Technology Transfer Event”).

13.2	Technology Transfers to a Client Affiliate or Third Party.

(a)

If Client requests Technology Transfer to its Affiliate or a Third Party pursuant to clause 13.1, Client shall notify OXB of the identity of the proposed Affiliate or Third Party. The Parties agree that the Technology Transfer is subject to OXB’s prior written consent to the proposed Affiliate or Third Party (which consent will not be unreasonably withheld or delayed); provided however that such consent shall be deemed to be given in respect of an Affiliate or Third Party which [***]. Notwithstanding the foregoing, OXB may reject any Affiliate or Third Party proposed by Client if OXB reasonably believes based on publicly available evidence that such Affiliate or Third Party is not following appropriate confidentiality and security practices with respect to its customers’ confidential or proprietary information (and not, for clarity, based on such Affiliate or Third Party being a current or potential competitor of OXB) and discloses to Client such evidence and justification for OXB’s reasonable belief. OXB shall provide its approval or rejection of any such Affiliate or Third Party within [***] of Client’s

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notice of such proposed Affiliate or Third Party. If OXB rejects a proposed Affiliate or Third Party pursuant to this clause 13.2(a), Client shall be obliged to propose a replacement Affiliate or Third Party before proceeding with such Technology Transfer, and the conditions set out in this clause 13.2 shall apply with respect to the proposed replacement.

(b)

Prior to Technology Transfer to an Affiliate of Client or a Third Party, OXB shall enter into a written agreement with such Affiliate or Third Party granting the licence set out in clause 12.3 above directly to such Affiliate or Third Party (for clarity, the grant of which licence shall not be subject to any additional consideration payable to OXB, other than the consideration payable by Client to OXB pursuant to this Agreement), which agreement shall also include confidentiality obligations no less protective of OXB than those set out in this Agreement and be no more burdensome on such Affiliate or Third Party than the terms set forth in this Agreement.

13.3

Technology Transfer Support. Following any request for a Technology Transfer in accordance with clause 13.1, OXB shall perform the Technology Transfer and shall provide commercially reasonable support during the Technology Transfer process to enable Client (or its Affiliate, Strategic Collaborator or a Third Party, as applicable) to replicate the manufacturing Process developed by OXB as part of the Services, and to manufacture Vector conforming to the applicable Specifications. The Technology Transfer shall include a list of all materials and SOPs identified in the Batch records and Specifications that are necessary to establish manufacturing of the Vector, including proprietary OXB Intellectual Property Rights only to the extent incorporated into any Process developed for the Vector pursuant to this Agreement. For clarity, OXB will not provide designs, specifications, and SOPs that are not specifically applicable to the Process or the Vector or that otherwise relates generally to the operation of any of its facilities and/or equipment and, in each case, are not necessary to manufacture the Vector.

13.4

Technology Transfer Plan. Following a request to perform Technology Transfer following a Technology Transfer Event, the Parties shall promptly, acting reasonably and in good faith, discuss and agree on a Technology Transfer plan which will set out the respective responsibilities of the Parties relating to all aspects of Technology Transfer including the budget agreed by the Parties and the payment schedule, and the criteria for completion of Technology Transfer. OXB shall not have an obligation to incur Pass-Through Costs in connection with Technology Transfer that are not pre-approved by Client. [***]. If the Parties are unable to agree on any such plan within [***] of a request for Technology Transfer, then the same shall be determined through binding arbitration conducted under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) then in effect by one (1) arbitrator appointed in accordance with such Rules and the arbitrator shall use all reasonable efforts to complete such arbitration within sixty (60) days from the referral of such matter to arbitration under this Section 13.4. The language of the arbitration shall be English. The place and seat of the arbitration shall be London, England.

13.5

Consideration for Technology Transfer. As consideration for the Technology Transfer described in clause 13.1(a) or (b), Client will pay OXB the costs agreed between the Parties and identified in the technology transfer plan described in clause 13.4 along with the Technology Transfer Milestone Payments set out in Schedule 2 and Royalties on annual worldwide Net Sales at the applicable percentage set out in the table as set out in Schedule 2 in accordance with clause 7.12. As consideration for the Technology Transfer described in Section 13.1(c), Client will pay OXB the costs agreed between the Parties and identified in the technology transfer plan described in clause 13.4, along with the Technology

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Transfer Milestone Payments and Royalties as if the transfer were to Client (i.e., not to a Third Party that is not a Strategic Collaborator) and the Vector were manufactured by OXB (i.e., not manufactured by Client or a Third Party).

13.6

Cell Lines. If OXB, as part of Technology Transfer, makes available to Client any cell lines or other physical materials relating to the Manufacturing process, Client acknowledges and agrees that Client may need to obtain a licence to use such cell lines or physical materials from a Third Party to use such cell lines or other physical materials. Prior to using any such cell lines or physical materials in the performance of this Agreement, OXB shall disclose the identity of such cell lines to Client and obtain Client’s approval with respect to the use thereof.

13.7

Continuing Supply. Following the Technology Transfer to Client of a Vector for no cause pursuant to sub-clauses 13.1(a) or (b), Client shall purchase at least [***] of Client’s annual commercial supply requirements for such Vector from OXB for a period of [***] from the applicable Technology Transfer Event.

14.	Confidential Information

14.1	Duty of Confidence. Each Receiving Party shall:

(a)	keep the Confidential Information of the Disclosing Party secret and confidential at all times;

(b)	not disclose or permit the disclosure of any Confidential Information of the Disclosing Party, in whole, in part, or in summary, to any party, except as expressly permitted by this Agreement;

(c)

treat the Disclosing Party’s Confidential Information with the same degree of care the Receiving Party uses to protect its own confidential information but in no event with less than a reasonable degree of care; not use the Confidential Information of the Disclosing Party or permit it to be used, in whole or in part, for any purpose other than performance of the obligations of the Receiving Party and/or enjoyment of the rights granted to the Receiving Party under this Agreement; and

(d)

inform the Disclosing Party immediately if it becomes aware of the possession, use or knowledge of any of the Confidential Information of the Disclosing Party by an unauthorised person or Third Party, and to provide any assistance in relation to such unauthorised possession, use or knowledge that the Disclosing Party may require.

14.2

Representatives. The Receiving Party may permit access to the Confidential Information of the Disclosing Party to those of its or its Affiliates’ directors, officers, employees, consultants, advisors, and in the case of OXB, contractors it uses and collaborators in the normal course of business under this Agreement (“Representatives”) who:

(a)	reasonably require such access for the performance of the obligations and/or enjoyment of the rights granted under this Agreement;

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(b)	have been informed of the confidential nature of such Confidential Information, the Disclosing Party’s interest in such Confidential Information, and the provisions of this Agreement; and

(c)

have entered into legally binding confidentiality obligations to the Receiving Party on terms that are no less onerous than those set out in this Agreement, and which extend to such Confidential Information.

save that all information in respect of OXB’s manufacturing processes and its business plans disclosed by OXB to Client shall only be disclosed to the directors, officers, or employees of Client and not to any other Representatives without such Representatives separately executing a confidentiality undertaking directly with OXB consistent with the confidentiality and non-use obligations set out in this Agreement.

14.3

The Receiving Party shall ensure that all those Representatives who have access to the Confidential Information of the Disclosing Party comply with the provisions of this Agreement. Notwithstanding any other provision of this Agreement, the Receiving Party shall be liable to the Disclosing Party for any acts or omissions of any such Representative, that would, if effected by the Receiving Party, constitute a breach of this Agreement.

14.4

Sequencing Information. Client acknowledges and agrees that it may be necessary for OXB to share certain Confidential Information of Client, including the sequence of any nucleic acid in the Plasmids, with the manufacturer of such Plasmids including for export clearance purposes, provided that for each such disclosure, Client has been notified in a writing referencing this clause 14.4 and identifying the applicable manufacturer and the corresponding Confidential information to be disclosed and Client has provided written approval of such disclosure prior to such disclosure. Client accepts all risk relating to the provision of such Confidential Information to such plasmid manufacturers and such plasmid manufacturers shall not be deemed to be Representatives of OXB for the purposes of clauses 14.2 and 14.3. OXB shall have no liability for any acts or omissions of any Plasmid manufacturers to the extent that Confidential Information of Client is disclosed pursuant to this clause. OXB shall ensure that such manufacturers have entered into appropriate legally binding confidentiality obligations with OXB. At Client’s request, OXB shall cooperate with Client to arrange a direct confidentiality agreement between Client and any such manufacturer.

14.5

Exceptions. The Receiving Party’s obligations under clause 14.1 shall not apply to any Confidential Information of the Disclosing Party that the Receiving Party can prove by means of reasonable written evidence:

(a)	was known to the Receiving Party prior to disclosure by the Disclosing Party;

(b)

is or becomes publicly known other than as a result of breach of this Agreement by the Receiving Party or by anyone to whom the Receiving Party disclosed the Confidential Information of the Disclosing Party;

(c)	is received by the Receiving Party from a Third Party lawfully entitled to make the disclosure without restrictions on such Third Party’s rights to disclose or use; or

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(d)

is developed by or on behalf of the Receiving Party without any direct or indirect access to, or use or knowledge of, the Confidential Information of the Disclosing Party (except that this exception does not extend to the Arising IPR);

except that the above exceptions do not extend to circumstances where the Confidential Information is specific, does not fall within the above exceptions, and is embraced by more general information which does fall within the above exceptions.

14.6

Required Disclosures. The Receiving Party will not be in breach of its obligations under this Agreement to the extent that it is required to disclose Confidential Information of the Disclosing Party by law (provided, in the case of a disclosure under any freedom of information legislation, that the exemptions under that legislation do not apply) or order of a court or other public body or Regulatory Authority or other authority that has jurisdiction over it or pursuant to the rules of any recognized stock exchange, provided that, before making such a disclosure, the Receiving Party shall, to the extent it is legally permitted to do so:

(a)	inform the Disclosing Party of the proposed disclosure as soon as possible, and if possible before the court or other public body orders the disclosure;

(b)	take into account reasonable requests of the Disclosing Party in relation to such disclosure;

(c)	ask the court or other public body to treat such Confidential Information as confidential; and

(d)	permit and assist the Disclosing Party to make representations to the court or other public body in respect of the disclosure and/or confidential treatment of such Confidential Information.

14.7	Additional Disclosures. In addition to disclosures allowed under clause 14.2, 14.4 and 14.6:

(a)	Client may disclose Confidential Information of OXB to:

(i)

any Regulatory Authority as may be necessary for Client to obtain or maintain Regulatory Approval(s) for Vectors and Licensed Products, subject to and in accordance with the terms of clauses 3.12 and 11.5; or

(ii)	[***].

(b)

OXB may disclose, to any licensor or assignor of Intellectual Property Rights to OXB, financial Confidential Information of Client provided to OXB under this Agreement to the extent required and for the specific purpose of enabling OXB to comply with its contractual royalty reporting obligations to any such licensor or assignor of Intellectual Property Rights to OXB; provided that any such disclosure is made only under obligations of confidence and non-use at least as stringent as set out in this Agreement.

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(c)	Each Party and its Affiliates may disclose the existence and terms of this Agreement:

(i)	to financial or institutional investors or potential purchasers of the business of such Party or its Affiliates in connection with:

(A)	the raising of finance,

(B)	the sale of any equity interest in such Party or its Affiliates, or

(C)	the sale of the business or relevant part of the business of the Party or its Affiliates.

OXB agrees that Client may also disclose the Manufacturing Overview or other relevant Confidential Information (but excluding other Confidential Information in relation to the Manufacturing process) to such financial or institutional investors or potential purchasers, to the extent such disclosure is reasonably necessary in connection with the relevant transaction between Client and such recipient as described at sub-clause (A), (B) or (C) above, and provided that such disclosure is made only under obligations of confidence and non-use at least as stringent as set out in this Agreement; and

(ii)

in written materials or oral presentations, provided however, that such materials or presentations accurately describe the nature of the Agreement in a manner consistent with information that has already been publicly disclosed and such information is accurate at the time of disclosure.

14.8	Return and Destruction of Confidential Information. At the Disclosing Party’s written request on expiration or termination of this Agreement, the Receiving Party shall:

(a)

immediately destroy or erase all Confidential Information of the Disclosing Party that the Receiving Party has received under this Agreement including any copies made and permanently delete all electronic copies of any such Confidential Information from the Receiving Party’s computer systems; and

(b)	make no further use of any such Confidential Information,

The Receiving Party may, however, keep one copy of the Confidential Information of the Disclosing Party in its legal files solely for the purpose of enabling it to comply with the provisions of this Agreement, and the Receiving Party shall not be required to remove such Confidential Information of the Disclosing Party from its back-up or archive electronic records including its electronic laboratory notebook and laboratory information management systems. In addition, Client may retain Confidential Information of OXB during any other period in which the licences to Client under clause 12.2 are in effect, solely to the extent that such Confidential Information is necessary or reasonably required for Client to exercise such licence rights.

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14.9

Press Releases and Publicity. Neither Party shall make, nor permit any person to make, any public announcement, whether oral or written, concerning this Agreement or make any use of the name, symbol, trade mark, trade name or logo of the other Party or its Affiliates without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed); provided, however, that notwithstanding any other provision of this Agreement:

(a)

OXB shall be entitled to disclose that Client became a client of OXB as of the date of this Agreement in OXB’s financial reports (subject to Client’s approval, not to be unreasonably withheld or delayed); and

(b)

each Party shall, at a time mutually agreed in writing by the Parties but no later than [***], be permitted to make an announcement, in a similar form and covering similar content to that of press releases previously issued by OXB in connection with its license and supply agreements with its other customers, and which announcement shall be agreed to by the Parties in writing prior to the time of expected announcement, acting reasonably and in good faith, and otherwise repeat the information contained therein and such activities shall not constitute a breach of this Agreement. Notwithstanding the foregoing, if Client reserves a Manufacturing Slot for a CGMP Batch with the IM Date for vector substance in [***], and such Manufacturing Slot is not cancelled or rescheduled by Client, the Parties shall agree and issue such press release by the later of: (i) [***]; and (ii) the date of release of vector product for such CGMP Batch.

14.10

Aggregated Data. The Parties agree that OXB’s use of Manufacturing data resulting from OXB’s performance under the Agreement may be collected, aggregated, stored, hosted, mined or otherwise utilized by OXB and its Affiliates and contractors. OXB and its Affiliates hereby will and do have all right, title, and interest required to use said Manufacturing data for further research, development, and commercialization of OXB’s manufacturing systems, platforms, and services including externally for commercialization activities such as Intellectual Property Rights filings, marketing, and promotional activities related to manufacturing systems, platforms, and services provided said data is anonymized in a manner that cannot be used to identify Client or GOI when used externally.

15.	Indemnities and Liability

15.1	No Exclusion. Nothing in this Agreement shall exclude or limit, or purport to exclude or limit, a Party’s liability in the case of:

(a)	wilful misconduct, fraud or fraudulent misrepresentation;

(b)	any breach of clause 14 (Confidentiality);

(c)	death or personal injury resulting from its negligence; or

(d)	any other matter in respect of which it would be unlawful to exclude or restrict liability.

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15.2

Limitation of Damages. Subject to clause 15.1 above, neither Party nor any of its Affiliates shall be liable in contract, tort, negligence, breach of statutory duty or otherwise to the other Party for any consequential, incidental, special, punitive, exemplary or indirect loss or damage, loss of profits, loss of business or loss of goodwill arising out of this Agreement, [***]. Subject to clause 15.1 above, the aggregate liability of OXB to Client whether directly or by indemnification shall be limited to an amount equivalent to [***] immediately before the date of the cause of action to which the liability relates (or pro-rata in the first [***] after the Effective Date).

15.3

Client Indemnity. Client shall indemnify OXB, its Affiliates and each of their respective officers, directors, employees, contractors and agents (the “OXB Indemnitees”) from and against any and all Claims against an OXB Indemnitee arising out of:

(a)

any Claim that Client’s supply to OXB of Client’s Confidential Information or the Client Materials and OXB’s use of the same or that OXB’s use of the Cell Lines, each in accordance with the terms of this Agreement to perform Services for Client infringes or misappropriates the Intellectual Property Rights or other rights of any Third Party;

(b)	the negligence or wilful misconduct of Client or any of its Affiliates;

(c)	any breach by Client of its warranties under this Agreement or under the Quality Agreement or breach of Applicable Law; or

(d)

the research, development, use, manufacture, distribution, sale or import of any Vector or Licensed Product by Client or its Affiliates or sublicensees or collaborators, including, but not limited to, any actual or alleged injury or death, claimed to result directly or indirectly from the possession, use or consumption of, or treatment with, any such Vector or Licensed Product;

in each case, except to the extent that such claim, demand, action or suit is attributable to:

(i)

Delivery by OXB of a Defective Batch which defect was not attributable to the use by OXB of Client Materials, including Plasmids, or Client Confidential Information and provided that Client did not knowingly use a Defective Batch; or

(ii)	negligence or, wilful misconduct of OXB or its Affiliates; or

(iii)	any claims for which OXB has an obligation to indemnify the Client Indemnitees pursuant to clause 15.4.

15.4

OXB Indemnity. OXB shall indemnify Client, its Affiliates and each of their respective officers, directors, employees, contractors and agents (the “Client Indemnitees”) from and against any and all Claims against a Client Indemnitee arising out of:

(a)	the negligence or wilful misconduct of OXB or any of its Affiliates; or

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(b)	any breach by OXB of its warranties under this Agreement or breach of Applicable Law;

(c)	[***].

in each case, except to the extent that such claim, demand, action or suit is attributable to:

(i)	any breach by Client of its representations or warranties under this Agreement or the Quality Agreement; or

(ii)	negligence of, wilful misconduct of, or breach of this Agreement by the Client Indemnitees; or

(iii)	any claims for which Client has an obligation to indemnify the OXB Indemnitees pursuant to clause 15.3;

and further provided that, if any IPR Claim is made or is reasonably likely to be made against a Client Indemnitee, OXB may at, OXB’s sole option and expense, and Client shall permit OXB to [***].

15.5	Indemnification Procedure. Where a Party (the “Indemnified Party”) seeks indemnification from the other Party (the “Indemnifying Party”) under clause 15.3 or 15.4:

(a)	the Indemnified Party shall provide prompt written notice to the Indemnifying Party of the assertion or commencement of any Third Party claim, demand, action or suit;

(b)

the Indemnifying Party shall have the right to assume (with its own counsel and at its own costs) the defence and/or settlement of the same and shall not be liable for any settlement made by the Indemnified Party without the Indemnifying Party’s prior written consent;

(c)	the Indemnifying Party shall not be liable for any settlement made by the Indemnified Party without the Indemnifying Party’s prior written consent; and

(d)	the Indemnified Party shall:

(i)	promptly provide all assistance and information reasonably required by the Indemnifying Party;

(ii)

not make any admission of liability, conclude any agreement or make any compromise with any person in relation to such claim, demand, action or suit without the prior written consent of the Indemnifying Party (which consent shall not be withheld unreasonably); and

(iii)

have the right to participate in (but not control) the defence of the claim, demand, action or suit and to retain its own counsel in connection with such claim, demand, action or suit at its own expense.

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15.6

Mitigation of Loss. Each Indemnified Party will take and will ensure that its Affiliates take all such reasonable steps and action as are necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this clause 15. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

16.	Warranties and Representations

16.1	Mutual Representations and Warranties. Each Party hereby represents and warrants to the other as of the Effective Date that:

(a)	it is a corporation duly organised, validly existing and in good standing under the laws of its jurisdiction of formation;

(b)

it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by law and its organisational documents to authorise the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

(c)

all consents, approvals and authorisations from all governmental authorities required to be obtained by such Party in connection with this Agreement have been obtained or will be obtained by such Party at such time such authorisations are necessary for the performance of such Party’s activities under this Agreement;

(d)

the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not (i) conflict with or result in a breach of any provision of its organizational documents; or (ii) result in a breach of any agreement to which it is a party.

16.2	Service Representations and Warranties. OXB represents and warrants to Client:

(a)

as of the Effective Date that as far as it is aware, [***] in the provision of the Services as contemplated at the Effective Date, will not infringe any Intellectual Property Rights of any Third Party; and

(b)

as of the Effective Date that as far as it is aware, [***] in the provision of the Services as contemplated at the Effective Date, will not misappropriate any Intellectual Property Rights of any Third Party;

except in each case that no such representation or warranty is made to the extent such infringement or misappropriation arises from [***].

16.3

No Debarment Warranty. Each Party hereby represents and warrants to the other that neither such Party nor its Affiliates nor any of such Party’s or its Affiliates’ employees or contractors used to perform any Services or other activities in connection with this

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Agreement, after diligent inquiry, has been found to be debarred or the subject to a pending debarment under Subsection (a) or (b) of Section 306 of the Federal Food, Drug and Cosmetic Act (21 U.S.C. 335a). Each Party covenants that it shall not use any person or third party, in the performance of any activities hereunder, who, after diligent inquiry, is found to be: (i) on any of the FDA clinical investigator enforcement lists (including, but not limited to, the (1) Disqualified/Totally Restricted List, (2) Restricted List and (3) Adequate Assurances List (collectively, the “FDA Clinical Investigator Restriction Lists”)); (ii) disqualified by any government or Regulatory Authorities from performing specific services, and are not subject to a pending disqualification proceeding; or (iii) has been convicted of a criminal offense related to the provision of healthcare items or services or is subject to any such pending action.

16.4

No Other Warranties. Each of the Parties acknowledges that, in entering into this Agreement, it does not do so in reliance on any representation, warranty, or other provision except as expressly provided in this Agreement, and any conditions, warranties or other terms implied by statute or common law are excluded from this Agreement to the fullest extent permitted by law. In particular, except as otherwise set forth herein, OXB expressly disclaims all warranties relating to the Vector and the Services including any warranty of satisfactory quality, merchantability, or fitness for any particular purpose.

17.	Duration and Termination

17.1	Term and Duration of Agreement.

(a)

This Agreement shall come into effect on the Effective Date and, subject to earlier termination in accordance with this Agreement, shall continue in force until no further payments are due to OXB under this Agreement (the “Term”). Upon expiry of this Agreement pursuant to this clause 17.1(a), all licenses granted to Client hereunder shall become perpetual and fully paid.

(b)

Subject to clause 17.7, the provisions of clauses 2 (Governance), 3 (Provision of Services), 4 (Client Materials), 5 (Forecasting and Ordering for Batches), 6 (Delivery and Defective Batches) and 10 (Quality Audits and Inspections) with respect to the performance of Services and the Manufacture and supply of Batches of Vector by OXB to Client shall come into effect on the Effective Date and subject to earlier termination of this Agreement in accordance with its terms, shall continue in force until the later of (i) five (5) years from the Effective Date or (ii) the completion of Services under the Scope of Work and Work Orders, in each case, which were executed by the Parties prior to the fifth (5th) anniversary of the Effective Date (the “Supply Term”). The Supply Term may be extended by mutual agreement of the Parties.

17.2

Client Termination of Agreement Without Cause. Client may terminate this Agreement without cause, by giving at least one hundred and twenty (120) days’ written notice to OXB. In such circumstances the Charges In Event of Cancellation shall apply.

17.3	Mutual Termination for Cause.

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(a)

If either Client or OXB is in material breach of any material obligation hereunder or under the Quality Agreement, the non-breaching Party may give written notice to the breaching Party specifying the claimed particulars of such breach, and in the event such material breach is not cured within sixty (60) days (or thirty (30) days where the breach is a failure to make a payment due) after such notice, the non-breaching Party shall have the right thereafter to terminate this Agreement in its entirety or any applicable Scope of Work or Work Order immediately by giving written notice to the breaching Party to such effect; provided, however, that if such breach is capable of being cured but cannot be cured within such sixty (60) day period and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party shall have such additional period as is reasonable in the circumstances to cure such breach.

(b)	Either OXB or Client may terminate this Agreement without notice if, in relation to the other Party, any of the following occurs:

(i)

a meeting of creditors of that Party being held or an arrangement or composition with or for the benefit of its creditors (including a voluntary arrangement as defined in the Insolvency Act 1986) being proposed by or in relation to that Party;

(ii)

a chargeholder, administrator, receiver, administrative receiver or other similar person taking possession of or being appointed over or any distress, execution or other process being levied or enforced (and not being discharged within seven days) on that Party or the whole or a material part of the assets of that Party;

(iii)

that Party ceasing to carry on business or being deemed to be unable to pay its debts within the meaning of section 123 Insolvency Act 1986 (except that, for the purposes of this Agreement, the reference to £750 in section 123(1) of that Act shall be construed as a reference to £10,000) or ceasing to pay its debts as they fall due;

(iv)

that Party or its directors or the holder of a qualifying floating charge or any of its creditors giving notice of their intention to appoint, appointing or making an application to the court for the appointment of, an administrator;

(v)

a petition being presented or advertised or a resolution being passed or an order being made for the purposes of or in relation to the administration or the winding-up, bankruptcy, liquidation or dissolution of that Party; or

(vi)	the happening in relation to that Party of an event analogous to any of the above in any jurisdiction in which it is incorporated or resident or in which it carries on business or has assets.

17.4

Termination of Work Package. Client may terminate any Work Package by giving sixty (60) days’ written notice to OXB, and except for activities to ensure the orderly wind-down of any work under such a terminated Work Package, OXB shall have no further obligations

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with respect to such Work Package and shall cease all work in respect of such Work Package. OXB may invoice Client for: (i) all reasonable, non-cancellable costs actually incurred prior to the effective date of termination; (ii) all reasonable costs associated with the wind-down activities; and (iii) Client’s liability for all fees and other payments and costs for the Services listed in any relevant Work Package up to the effective date of termination. In such circumstances the Charges In Event of Cancellation shall apply.

17.5	Consequences of termination.

(a)	Upon termination of this Agreement under clauses 17.2 or 17.3:

(i)

by OXB under clause 17.3, to the extent that OXB elects to make such Delivery, Client shall take delivery of, and pay OXB for, all Batches included in a Scope of Work or Work Order signed before the effective date of termination, unless such Batch is cancelled by Client after the time OXB gives notice of termination (in accordance with and subject to the terms of this Agreement pertaining to cancellation of Manufacturing Slots);

(ii)

by Client pursuant to clause 17.3, any licence granted to Client pursuant to clause 12.2 and 12.3 shall survive in accordance with its terms; subject to payment by Client of all Royalties due to OXB pursuant to clause 7.12 during the remainder of the applicable Royalty Term, and applicable Development Milestone Payments, Regulatory Milestone Payments and Commercial Milestone Payments and applicable costs in accordance with clauses 7.8, 7.9, 7.10, 7.11 and clause 13.5; and

(iii)

by Client, Client shall instruct OXB in writing at the time of giving notice of termination whether or not OXB should continue with the Manufacture of any Batches that are part-way through the Manufacturing process at the effective date of termination.

(b)	Upon termination of this Agreement by either Party for any reason:

(i)

Client will pay the Batch Fee for any Batches which have undergone Manufacturer’s Certification and delivered in accordance with clauses 17.5(a)(i) and 17.5(a)(iii) and shall be entitled to use, sell or otherwise dispose any unsold or unused stocks of Licensed Product for up to twelve (12) months after the effective date of termination, at Client’s own risk and subject to payment of applicable Royalties;

(ii)	where Client instructs OXB to cease Manufacture of Batches, it shall pay OXB all reasonable actually incurred or non-cancellable committed costs up to the date of instruction to cease Manufacture; and

(iii)	subject to clause 17.5(a)(ii), the licences under clause 12.2 and 12.3 shall terminate immediately other than in relation to any Licensed Product which is in Client’s possession or control.

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(c)

Upon termination of a Scope of Work or Work Order by Client pursuant to clause 17.3(a), except for activities to ensure the orderly wind-down of any work under the applicable Scope of Work or Work Order, OXB shall have no further obligations with respect to such Scope of Work or Work Order and shall cease all work in respect of such Scope of Work or Work Order. OXB may invoice Client for: (i) all reasonable, non-cancellable costs actually incurred prior to the effective date of termination; (ii) all reasonable costs associated with the wind-down activities; and (iii) Client’s liability for all fees and other payments and costs for the Services thereunder up to the effective date of termination.

17.6

Termination Not Sole Remedy. A Party’s right of termination under this Agreement, and the exercise of any such right, shall be without prejudice to any other right or remedy (including any right to claim damages) that such Party may have in the event of a breach of contract or other default by the other Party.

17.7

Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation or right accruing prior to such expiration or termination. The provisions of clauses 1 (Definitions and Interpretation); 3.2 (General Standards) last sentence, 3.9 (Sequences) (last sentence), 3.12 (Permits and Approvals) for so long as Client has a right to use Vector in accordance with clause 17.5(a)(ii); 4.2 (Delivery and Title); 5.5 (Cancellation of Reserved Manufacturing Slots); 6.3 (Title), 6.4 (Risk); 6.6 (Delivery of Samples) (last sentence), 6.7 (Defective Batches) and 6.8; 7 (Price and Payment) with respect to those payments that accrued prior to the effective date of termination or expiration or pursuant to clause 17.2, 17.4 or 17.5; 8 (Financial Records and Audit) with respect to payments that accrued prior to the effective date of termination or expiration or pursuant to clause 17.2, 17.4 or 17.5; 9 (Access to Information); 10 (Quality Audits and Inspections) for so long as Client continues to use Vector supplied by OXB hereunder and has a right to use such Vector in accordance with clause 17.5(a)(ii); 11 (Regulatory Approvals) for so long as Client continues to use Vector supplied by OXB hereunder and has a right to use such Vector in accordance with clause 17.5(a)(ii); 12.1 (Background IPR), 12.5 (Arising IPRs) and 12.7 (Non-Exclusivity); 13.5 (Consideration for Technology Transfer) with respect to those payments that accrued prior to the effective date of termination or expiration or pursuant to clause 17.5; 14 (Confidential Information); 15 (Indemnities and Liability); 16 (Warranties and Representations); 17 (Duration and Termination) and 18 (General) shall survive expiration or termination of this Agreement.

18.	General

18.1

Force Majeure. Neither Party shall have any liability or be deemed to be in breach of this Agreement for any delays or failures in performance of this Agreement that result from circumstances beyond the reasonable control of that Party and which circumstances are not reasonably foreseeable. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and use its reasonable endeavours to avoid or remove the causes of non-performance and shall continue performance as expeditiously as possible as soon as such causes have been removed. If any circumstances described in this clause 18.1 prevent a Party from

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performing its material obligations under this Agreement for [***], the other Party may terminate this Agreement by giving [***] written notice to the affected Party.

18.2

Compliance with Law. Each Party shall perform its obligations under this Agreement in accordance with all Applicable Laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Law.

18.3

Further Action. Each Party agrees, without the necessity of further consideration, to execute, acknowledge, and deliver such further instruments, and do all further similar acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

18.4

Notices and Other Communications: Any notice to be given under this Agreement must be in writing, and be delivered to the other Party by courier or other recorded delivery post (with an advance copy by email) and will be deemed to be received on the date of delivery. Until changed by notice given in accordance with this clause 18.4, all notices should be addressed as follows:

For OXB:	For Client:

For the attention of: General Counsel	For the attention of: [***]

Address: Oxford Biomedica (UK) Limited	Address: 1900 Alameda de las Pulgas, San Mateo, CA, 94403, USA

Windrush Court, Transport Way, Oxford, OX4 6LT, United Kingdom

With a copy to: [***] and [***]	With a copy to: [***]

18.5	Amendment. This Agreement may only be amended in writing signed by duly authorised representatives of the Parties.

18.6

Assignment. Neither Party may assign, mortgage, charge or otherwise transfer any of its rights or obligations under this Agreement without the other Party’s prior written consent (which consent shall not be unreasonably withheld or delayed), except that (i) OXB may assign its rights and obligations under this Agreement, without such consent to any Third Party acquiring all or substantially all of such Party’s assets or business to which this Agreement relates or to an Affiliate; and (ii) Client may assign its rights and obligations under this Agreement, without such consent to any Third Party acquiring all or substantially all of such Party’s assets or business to which this Agreement relates or to an Affiliate of Client of not materially less financial standing than Client, provided that, in all cases:

(a)	such assigning Party shall provide the other Party with prompt written notice of any such assignment; and

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(b)	the permitted assignee shall assume the obligations of the assigning Party hereunder in writing.

18.7

Third Party Rights. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights to any Third Party except as otherwise expressly provided in clause 15 above. Except as expressly provided in clause 15 above, no person who is not a Party to this Agreement (including any employee, officer, agent, representative or subcontractor of either Party) shall have the right to enforce any term of this Agreement which expressly or by implication confers a benefit on that person without the express prior agreement in writing of the Parties.

18.8

Entire Agreement. This Agreement, including any fully-signed Scopes of Work, Work Orders and Change Orders hereunder, together with the Quality Agreement, constitutes the entire agreement between the Parties with respect to the specific subject matter of this Agreement and in relation to such subject matter supersedes all earlier understandings and agreements between the Parties regarding such subject matter, including:

(a)	the CDA, wherein all Confidential Information disclosed pursuant to the CDA shall be deemed to have been disclosed hereunder; and

(b)

the EPA, wherein (a) all Confidential Information disclosed pursuant to the EPA shall be deemed to have been disclosed hereunder, (b) all Client Arising IP (as defined in the EPA) under the EPA shall be deemed Client Arising IPRs under this Agreement, (c) all OXB Arising IP (as defined in the EPA) under the EPA shall be deemed OXB Arising IPRs under this Agreement (except to the extent any such OXB Arising IP falls within the OXB Patents); and (d) to the extent any activities due to be carried out under the EPA are incomplete, such activities shall continue subject to the terms of this Agreement.

18.9

Relationship. Nothing in this Agreement creates, implies or evidences any contract of employment or any partnership or joint venture between the Parties, or authorises either Party to act as agent for the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.

18.10

Waiver of Rights. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law or to insist upon compliance with any term or condition of this Agreement will constitute a waiver of that (or any other) right or remedy or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No single or partial exercise of such right or remedy will preclude or restrict the further exercise of that (or any other) right or remedy.

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18.11

Unenforceable Provisions. If the whole or any part of any provision of this Agreement is unenforceable in any jurisdiction, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall continue in full force and effect. The Parties will use their commercially reasonable efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible to the original intent of the Parties. The validity and enforceability of that provision in any other jurisdiction will not be affected.

18.12

Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original but all of which together will constitute one document. Electronic or PDF signatures of authorized signatories of any Party will be deemed to be original signatures and will be valid and binding, and delivery of an electronic or PDF signature by any Party will constitute due execution and delivery of this Agreement.

18.13	Governing Law. This Agreement and all matters relating to it shall be governed by and construed in accordance with the laws of England and Wales.

18.14

Dispute Resolution. Except as set forth in clause 13.4, any dispute arising out of or relating to this Agreement shall be subject to the exclusive jurisdiction of the courts located in London, England.

18.15

Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

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AGREED by the Parties to this Agreement through their authorised signatories:

For and on behalf of	For and on behalf of
OXFORD BIOMEDICA (UK) LIMITED:	SYNCOPATION LIFE SCIENCES

Signature /s/ Jason Slingsby	Signature /s/ Shishir Gadam
Print name Jason Slingsby	Print name Shishir Gadam
Job title Chief Business & Corp. Dev. Officer	Job title CTO

Date 27-Jun-2022 | 07:02 BST	Date 6/24/2022

SCHEDULE 1

Batch Fee, payment terms and Cancellation Fees

[***]

SCHEDULE 2

Milestones and Royalties

[***]

SCHEDULE 3

Technology Transfer Events

[***]

SCHEDULE 4

OXB Patent Rights

[***]